Exhibit 10.35

Document A141TM — 2004
Standard Form of Agreement Between Owner and Design-Builder
AGREEMENT made as of the 19th            day of December            in the year of 2005
(In words, indicate day, month and year)
BETWEEN the Owner:
(Name, address and other information)
Build-A-Bear Workshop, Inc.
a Delaware Corporation
1954 Innerbelt Business Center Drive
St. Louis, MO 63114-5760
and the Design-Builder:
(Name, address and other information)
Duke Construction Limited Partnership
an Indiana Limited Partnership
5600 Blazer Parkway, Ste. 100
Dublin, OH 43017
For the following Project:
(Name, location and detailed description)
Build-A-Bear Distribution Center Groveport, Ohio
The Owner and Design-Builder agree as follows.
ADDITIONS AND DELETIONS:
The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An Additions and Deletions Report that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AIA text.
This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.
Consultation with an attorney is also encouraged with respect to professional licensing requirements in the jurisdiction where the Project is located.

Init.	AIA Document A141™ — 2004, Copyright © 2004 by The American Institute of Architects, All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 16:37:14 on 12/19/2005 under Order No. 1000164015_2 which expires on 2/18/2006, and is not for resale.
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TABLE OF ARTICLES
1	THE DESIGN-BUILD DOCUMENTS

2	WORK OF THIS AGREEMENT

3	DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

4	CONTRACT SUM

5	PAYMENTS

6	DISPUTE RESOLUTION

7	MISCELLANEOUS PROVISIONS

8	ENUMERATION OF THE DESIGN-BUILD DOCUMENTS
TABLE OF EXHIBITS
A	TERMS AND CONDITIONS

B	DETERMINATION OF THE COST OF THE WORK

C	INSURANCE AND BONDS
ARTICLE 1 THE DESIGN-BUILD DOCUMENTS
§ 1.1 The Design-Build Documents form the Design-Build Contract. The Design-Build Documents consist of this Agreement between Owner and Design-Builder (hereinafter, the “Agreement”) and its attached Exhibits; Addenda issued prior to execution of the Agreement; the Project Criteria, including changes to the Project Criteria proposed by the Design-Builder and accepted by the Owner, if any; the Design-Builder’s Proposal and written modifications to the Proposal accepted by the Owner, if any; other documents listed in this Agreement; and Modifications issued after execution of this Agreement. The Design-Build Documents shall not be construed to create a contractual relationship of any kind (1) between the Architect and Owner, (2) between the Owner and a Contractor or Subcontractor, or (3) between any persons or entities other than the Owner and Design-Builder, including but not limited to any consultant retained by the Owner to prepare or review the Project Criteria. An enumeration of the Design-Build Documents, other than Modifications, appears in Article 8.
§ 1.2 The Design-Build Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral.
§ 1.3 The Design-Build Contract may be amended or modified only by a Modification. A Modification is (1) a written amendment to the Design-Build Contract signed by both parties, (2) a Change Order, (3) a Construction Change Directive or (4) a written order for a minor change in the Work issued by the Owner.
ARTICLE 2 THE WORK OF THE DESIGN-BUILD CONTRACT
§ 2.1 The Design-Builder shall Fully execute the Work described in the Design-Build Documents, except to the extent specifically indicated in the Design-Build Documents to be the responsibility of others.
ARTICLE 3 DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION
§ 3.1 The date of commencement of the Work shall be the date established in the Project Schedule attached to this Agreement as Exhibit B (the “Project Schedule”).
(Insert the date of commencement if it differs from the date of this Agreement or, if applicable, state that the date will be fixed in a notice to proceed.)

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(Insert Owner’s time requirements.)
§ 3.2 The Contract Time shall be measured from the date of commencement, subject to adjustments of this Contract Time as provided in the Design-Build Documents.
(Insert provisions, if any, for liquidated damages relating to failure to complete on time or for bonus payments for early completion of the Work.)
§ 3.3 The Design-Builder shall achieve Substantial Completion of the Work not later than the date established in the Project Schedule, Exhibit B dated December 19, 2005.
(Insert number of calendar days. Alternatively, a calendar date may be used when coordinated with the date of commencement. Unless stated elsewhere in the Design-Build Documents, insert any requirements for earlier Substantial Completion of certain portions of the Work.)
The Project Schedule, Exhibit B, assumes that the Agreement would be executed not later than December 16, 2005. The Design-Builder shall be entitled to one additional calendar day to achieve Substantial Completion of the Work for each calendar day after December 16, 2005, until the Agreement is executed. Any additional days shall be added to the Agreement by Change Order.

Portion of Work	Substantial Completion Date
ARTICLE 4 CONTRACT SUM
§ 4.1 The Owner shall pay the Design-Builder the Contract Sum in current funds for the Design-Builder’s performance of the Design-Build Contract. The Contract Sum shall be one of the following:
(Check the appropriate box.)
[ X ] Stipulated Sum in accordance with Section 4.2 below;

[ ] Cost of the Work Plus Design-Builder’s Fee in accordance with Section 4.3 below;

[ ] Cost of the Work Plus Design-Builder’s Fee with a Guaranteed Maximum Price in accordance with Section 4.4 below.
(Based on the selection above, complete either Section 4.2, 4.3 or 4.4 below.)
§4.2 STIPULATED SUM
§ 4.2.1 The Stipulated Sum shall be Fourteen Million Four Hundred Thirty Four Thousand Four Hundred Ninety Four Dollars and No Cents     ( $14,434,494.00   ), subject to additions and deductions as provided in the Design-Build Documents.
§ 4.2.2 The Stipulated Sum is based upon the following alternates, if any, which are described in the Design-Build Documents and are hereby accepted by the Owner: Not Applicable
§ 4.2.3 Unit prices, if any, are set forth in the Design-Builder’s Proposal, Exhibit D-l. Not applicable

Description	Units	Price($0.00)

Init.	AIA Document A141TM — 2004. Copyright © 2004 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 16:37:14 on 12/19/2005 under Order No.1000164015_2 which expires on 2/18/2006, and is not for resale.
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(Paragraph deleted)
§ 4.2.4 Allowances, if any, are set forth in Exhibit E. If the cost of an allowance item exceeds the cost stated therefore in Exhibit E, the Contract Sum shall be increased by the excess amount.
(Identify and state the amounts of any allowances, and state whether they include labor, materials, or both)
               Allowance                                                       Amount ($ 0.00)                                Included Items
§ 4.2.5 Assumptions or qualifications, if any, on which the Stipulated Sum is based, are set forth in Exhibit D-l to this Agreement and this clause.
.1 If a specific Contractor is recommended to the Owner by the Design-Builder, but the Owner requires that another bid be accepted, the additional time and expense relating to the selection and use of the substitute Contractor shall be authorized by Change Order to increase the Contract Time and the Contract Sum.
.2 If the Design-Builder is required to pay any new federal, state or local tax, or of any rate increase of an existing tax (except a tax on net profits) as a result of any law, rule or regulation taking effect after the date of this Agreement, the Contract Sum shall be increased by the amount of the new or increased tax.
.3 Intentionally omitted.
.4 If bids for allowances are not received within the time scheduled at the time the Contract Sum was established, due to causes beyond the Design-Builder’s reasonable control, the Contract Sum shall be increased to reflect any increase in the general level of prices occurring between the originally-scheduled date and the date on which bids are received.
§ 4.3 COST OF THE WORK PLUS DESIGN-BUILDER’S FEE
§4.3.1
§4.3.2
(State a lump sum, percentage of Cost of the Work or other provision for determining the Design-Builder’s Fee and the method of adjustment to the Fee for changes in the Work.)
§ 4.4 COST OF THE WORK PLUS DESIGN-BUILDER’S FEE WITH A GUARANTEED MAXIMUM PRICE
(Paragraph deleted)
§
§
(State a lump sum, percentage of Cost of the Work or other provision for determining the Design-Builder’s Fee and the method of adjustment to the Fee for changes in the Work.)
§ 4.4.3 GUARANTEED MAXIMUM PRICE
§
(Paragraph deleted)
§

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(Paragraph deleted)

§
(Paragraph deleted)

Description	Units	Price ($ 0.00)
§
(Identify and state the amounts of any allowances, and state whether they include labor, materials, or both.)

Allowance	Amount ($ 0.00)	Included Items
§
(Identify the assumptions on which the Guaranteed Maximum Price is based.)
§ 4.5 CHANGES IN THE WORK
§ 4.5.1 Adjustments of the Contract Sum on account of changes in the Work may be determined by any of the methods listed in Article A.7 of Exhibit A, Terms and Conditions. A markup of fifteen per cent (15%) shall be included in Change Orders that increase the Contract Sum as a reasonable markup for overhead and profit of the Design/Builder provided that for each single Change Order item valued at Two Hundred Thousand Dollars and No Cents ($200,000) or more before the addition of overhead and profit, the Owner and Design-Builder shall negotiate a reasonable markup for overhead and profit for that item.
(Paragraph deleted)
§
ARTICLE 5 PAYMENTS
§ 5.1 PROGRESS PAYMENTS
§ 5.1.1 Based upon Applications for Payment submitted to the Owner by the Design-Builder, the Owner shall make progress payments on account of the Contract Sum to the Design-Builder as provided below and elsewhere in the Design-Build Documents.
§ 5.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month,
§ 5.1.3 Provided that an Application for Payment is received not later than the 10th day of month, the Owner shall make payment to the Design-Builder not later than the 25th day of the same month. If an Application for Payment is received by the Owner after the application date fixed above, payment shall be made by the Owner not later than fifteen (15) days after the Owner receives the Application for Payment.
§ 5.1.4
§ 5.1.5 With each Application for Payment the Design-Builder shall submit the most recent schedule of values in accordance with the Design-Build Documents. The schedule of values shall allocate the entire Contract Sum among the various portions of the Work. Compensation for design services shall be shown separately. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Owner may

Init.	AIA Document A141TM — 2004. Copyright © 2004 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AlA® Document, or any portion of it may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 16:37:14 on 12/19/2005 under Order No.1000164015_2 which expires on 2/18/2006. and is not for resale.
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require. This schedule of values, unless objected to by the Owner, shall be used as a basis for reviewing the Design-Builder’s Applications for Payment.
§ 5.1.6 In taking action on the Design-Builder’s Applications for Payment, the Owner shall be entitled to rely on the accuracy and completeness of the information furnished by the Design-Builder and shall not be deemed to have made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Sections 5.1.4 or 5.1.5, or other supporting data; to have made exhaustive or continuous on-site inspections; or to have made examinations to ascertain how or for what purposes the Design-Builder has used amounts previously paid on account of the Agreement. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner’s accountants acting in the sole interest of the Owner.
(Paragraph deleted)
§ 5.1.7 An initial payment of Three Hundred Thousand Dollars and No Cents ($300,000) (“Initial Payment”) shall be tendered to the Design-Builder upon the execution of this Agreement to facilitate the ordering and procurement of structural steel and precast concrete for the Project. Payment shall be credited against the Contract Sum due the Design/Builder. Once the orders for structural steel and precast concrete are placed, such Initial Payment is non-refundable to the extent of costs actually incurred in the ordering and procurement of specified materials and the cancellation of such orders.
§ 5.2 PROGRESS PAYMENTS — STIPULATED SUM
§ 5.2.1 Applications for Payment where the Contract Sum is based upon a Stipulated Sum shall indicate the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment.
§ 5.2.2 Subject to other provisions of the Design-Build Documents, the amount of each progress payment shall be computed as follows:
.1	Take that portion of the Contract Sum properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the Contract Sum allocated to that portion of the Work in the schedule of values, less retainage of (10% ) on the Work, other than services provided by design professionals and other consultants retained directly by the Design-Builder. Pending final determination of cost to the Owner of Changes in the Work, amounts not in dispute shall be included as provided in Section A.7.3.8 of Exhibit A, Terms and Conditions;

.2	Add that portion of the Contract Sum properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the completed construction (or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing), less retainage of ten per cent ( 10% );

.3	Subtract the aggregate of previous payments made by the Owner; and

.4	Subtract amounts, if any, for which the Owner has withheld payment from or nullified an Application for Payment as provided in Section A.9.5 of Exhibit A, Terms and Conditions.
§ 5.2.3 The progress payment amount determined in accordance with Section 5.2.2 shall be further modified under the following circumstances:
.1	add, upon Substantial Completion of the Work, a sum sufficient to increase the total payments to the full amount of the Contract Sum, less such amounts as the Owner shall determine for incomplete Work, retainage applicable to such work and unsettled claims; and

(Section A.9.8.6 of Exhibit A, Terms and Conditions requires release of applicable retainage upon Substantial Completion of Work with consent of surety, if any,)

.2	add, if final completion of the Work is thereafter materially delayed through no fault of the Design-Builder, any additional amounts payable in accordance with Section A.9.10.3 of Exhibit A, Terms and Conditions.
§ 5.2.4 Reduction or limitation of retainage, if any, under Section 5.2.2 shall be as follows:
(If it is intended, prior to Substantial Completion of the entire Work, to reduce or limit the retainage resulting from the percentages inserted in Sections 5.2,2.1 and 5.2.2.2 above, and this is not explained elsewhere in the Design-Build Documents, insert here provisions for such reduction or limitation.)

Init.	AIA Document A141™ — 2004. Copyright © 2004 by The American Institute of Architects. All tights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 16:37:14 on 12/19/2005 under Order No.1000164015_2 which expires on 2/18/2006, and is not for resale.
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     .1 Once each early finishing Contractor has completed its Work and that Work has been accepted by the Owner, the Owner shall release final retention on that portion of the Work; and
     .2 After the Work is fifty percent (50%) complete, the Owner shall withhold no additional retainage.
     3 There shall be no retainage held on General Conditions items.
     .4 At Substantial Completion, the Owner shall be entitled to withhold from the payment required by §A.9.8.6 an amount equal to one hundred fifty per cent (150%) of the value of the items on the comprehensive list submitted by the Design-Builder pursuant to §A.9.8.2 plus the value of items disclosed by the Owner’s inspection pursuant to §A.9.8.3. The Design-Builder may invoice for completed items no more often than monthly and shall be entitled to all unpaid retainage at Final Completion.
§ 5.3 PROGRESS PAYMENTS — COST OF THE WORK PLUS A FEE
§
(Paragraph deleted)
(Paragraph deleted)
§
(Paragraphs deleted)
§
§ 5.4 PROGRESS PAYMENTS – COST OF THE WORK PLUS A FEE WITH A GUARANTED MAXIMUM PRICE
§
§
(Paragraph deleted)
(Paragraphs deleted)
§ 5.4.3 If the Owner holds retainage:
§ 5.5 FINAL PAYMENT
§ 5.5.1 Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Design-Builder no later than 30 days after the Design-Builder has fully performed the Design-Build Contract, including the requirements in Section A.9.10 of Exhibit A, Terms and Conditions, except for the Design-Builder’s responsibility to correct non-conforming Work discovered after final payment or to satisfy other requirements, if any, which extend beyond final payment.
ARTICLE 6 DISPUTE RESOLUTION
§6.1
(Insert the name, address and other information of the individual to serve as a Neutral, If the parties do not select a Neutral, then the provisions of Section A.4.2.2 of Exhibit A. Terms and Conditions, shall apply.)
§ 6.2 If the parties do not resolve their dispute through mediation pursuant to Section A.4.3 of Exhibit A, Terms and Conditions, the method of binding dispute resolution shall be the following:

Init.	AIA Document A141TM - 2004, Copyright © 2004 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 16:37:14 on 12/19/2005 under Order No. 1000164015_2 which expires on 2/18/2006, and is not for resale.
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(If the parties do not select a method of binding dispute resolution, then the method of binding dispute resolution shall be by litigation in a court of competent jurisdiction.)
(Check one.)
[ X ] Arbitration pursuant to Section A.4.4 of Exhibit A, Terms and Conditions

[ ] Litigation in a court of competent jurisdiction

[ ] Other (Specify)
§ 6.3 ARBITRATION
§ 6.3.1 If Arbitration is selected by the parties as the method of binding dispute resolution, then any claim, dispute or other matter in question arising out of or related to this Agreement shall be subject to arbitration as provided in Section A.4.4 of Exhibit A, Terms and Conditions.
ARTICLE 7 MISCELLANEOUS PROVISIONS
§ 7.1 The Architect, other design professionals and consultants engaged by the Design-Builder shall be persons or entities duly licensed to practice their professions in the jurisdiction where the Project is located and are listed as follows:
(Insert name, address, license number, relationship to Design-Builder and other information.)

Name and Address	License Number	Other Information
§ 7.2 Consultants, if any, engaged directly by the Owner, their professions and responsibilities are listed below:
(Insert name, address, license number, if applicable, and responsibilities to Owner and other information.)

Name and Address	License Number	Other Information
§ 7.3 Separate contractors, if any, engaged directly by the Owner, their trades and responsibilities are listed below:
(Insert name, address, license number, if applicable, responsibilities to Owner and other information.)

Name and Address	License Number	Other Information
§ 7.4 The Owner’s Designated Representative is:
(Insert name, address and other information.)
§ 7.4.1 The Owner’s Designated Representative identified above shall be authorized to act on the Owner’s behalf with respect to the Project.
§ 7.5 The Design-Builder’s Designated Representative is:
(Insert name, address and other information.)
§ 7.5.1 The Design-Builder’s Designated Representative identified above shall be authorized to act on the Design-Builder’s behalf with respect to the Project.

Init.	AIA Document A141TM — 2004. Copyright © 2004 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Trealies. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 16:37:14 on 12/19/2005 under Order No. 1000164015_2 which expires on 2/18/2006, and is not for resale.
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§ 7.6 Neither the Owner’s nor the Design-Builder’s Designated Representative shall be changed without ten days written notice to the other party.
§ 7.7 Other provisions:
Except as otherwise provided to the contrary hereinbelow, this Agreement and the obligations of the parties hereunder are contingent upon the execution of and occurrence of a closing under that certain Real Estate Purchase Agreement of even date herewith by and between Owner, as Buyer, and Duke Realty Ohio, as Seller (the “Purchase Agreement”), for the purchase of the property upon which the Project is to be built. In the event that (i) the Purchase Agreement is not executed by the parties thereto, or (ii) a closing under such Purchase Agreement does not occur, then this Agreement shall terminate and be and become null and void, except that Owner shall be responsible for the costs incurred by Design-Builder for the procurement of structural steel and precast concrete for the Project under Section 5.1.7 and for the Peat Remediation under Exhibit F.
§ 7.7.1 Where reference is made in this Agreement to a provision of another Design-Build Document, the reference refers to that provision as amended or supplemented by other provisions of the Design-Build Document.
§ 7.7.2 Payments due and unpaid under the Design-Build Contract shall bear interest from the date payment is due at the legal rate prevailing from time to time at the place where the Project is located, or in the absence thereof, LIBOR plus 3%.
(Insert rate of interest agreed upon, if any.)
(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner’s and Design-Builder’s principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)
ARTICLE 8 ENUMERATION OF THE DESIGN-BUILD DOCUMENTS
§ 8.1 The Design-Build Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:
§ 8.1.1 The Agreement is this executed edition of the Standard Form of Agreement Between Owner and Design-Builder, AIA Document A141-2004.
§8.1.2
(Either list applicable documents below or refer to an exhibit attached to this Agreement.)
(Rows deleted)
§ 8.1.3
(Either list applicable documents and their dates below or refer to an exhibit attached to this Agreement.)
(Rows deleted)
§ 8.1.4 The Design-Builder’s Proposal is attached to this Agreement as Exhibit D-l.(Either list applicable documents below or refer to an exhibit attached to this Agreement.)
§ 8.1.5 Amendments to the Design-Builder’s Proposal, if any, are included in Exhibit D-l to this Agreement.
(Either list applicable documents below or refer to an exhibit attached to this Agreement.)
§ 8.1.6 The Addenda, if any, are as follows:

Init.	AIA Document A141™ — 2004. Copyright © 2004 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced / by AIA software at 16:37:14 on 12/19/2005 under Order No.1000164015_2 which expires on 2/18/2006, and is not for resale.
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(Either list applicable documents below or refer to an exhibit attached to this Agreement.)
Title of the Addenda exhibit:
(Rows deleted)
§ 8.1.7 Exhibit A, Terms and Conditions.
(If the parties agree to substitute terms and conditions other than those contained in AIA Document A141-2004, Exhibit A, Terms and Conditions, then identify such terms and conditions and attach to this Agreement as Exhibit A.)
§ 8.1.8 Exhibit B, Project Schedule.
(If the parties agree to substitute a method to determine the cost of the Work other than that contained in AIA Document A1 41-2004, Exhibits, Determination of the Cost of the Work, then identify such other method to determine the cost of the Work and attach to this Agreement as Exhibit B. If the Contract Sum is a Stipulated Sum, then Exhibit B is not applicable.)
§ 8.1.9 Exhibit C, Insurance and Bonds, if applicable.
(Complete AIA Document A141-2004, Exhibit C, Insurance and Bonds or indicate “not applicable,”)
§ 8.1.10 Other documents, if any, forming part of the Design-Build Documents are as follows:
(Either list applicable documents below or refer to an exhibit attached to this Agreement.)
Title of the Other exhibits:
Exhibit E – Allowances
Exhibit F — Pre-Acquisition Expenditure Categories
This Agreement is entered into as of the day and year first written above and is executed in at least three original copies, of which one is to be delivered to the Design-Builder and one to the Owner.

Build-A-Bear Workshop, Inc.	Duke Construction Limited Partnership

/s/ Maxine Clark	/s/ William J. DeBoer

OWNER (Signature)	DESlGN-BUlLDER (Signature)

Maxine Clark	William J. DeBoer SVP

(Printed name and title)	(Printed name and title)

Init.	AIA Document A141 ™ — 2004. Copyright © 2004 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 16:37:14 on 12/19/2005 under Order No.1000164015_2 which expires on 2/18/2006, and is not for resale.
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Document A141™ — 2004 Exhibit A
Terms and Conditions
for the following PROJECT:
(Name and location or address)
Build-A-Bear Distribution Center
(Groveport, Ohio
THE OWNER:
(Name and location)
Build-A-Bear Workshop, Inc.
a Delaware corporation
1954 Innerbelt Business Center Drive
St. Louis. Missouri 63114-5760
THE DESIGN-BUILDER:
(Name and location)
Duke Construction Limited Partnership,
an Indiana limited partnership
5600 Blazer Parkway, Sie. 100
Dubin Ohio 43017
ADDITIONS AND DELETIONS:
The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An Additions and Deletions Report that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AIA text.
This document has Important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.
Consultation with an attorney is also encouraged with respect to professional licensing requirements in the jurisdiction where the Project is located.

Init.	AIA Document A141 ™ — 2004 Exhibit A. Copyright © 2004 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright® Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No,10001640152 which expires on 2/18/2006, and is not for resale.
User Notes: DUKE DB-2 12/06/05

TABLE OF ARTICLES
A.1 GENERAL PROVISIONS
A.2 OWNER
A.3 DESIGN-BUILDER
A.4 DISPUTE RESOLUTION
A.5 AWARD OF CONTRACTS
A.6 CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS
A.7 CHANGES IN THE WORK
A.8 TIME
A.9 PAYMENTS AND COMPLETION
A.10 PROTECTION OF PERSONS AND PROPERTY
A.11 INSURANCE AND BONDS
A.12 UNCOVERING AND CORRECTION OF WORK
A.13 MISCELLANEOUS PROVISIONS
A.14 TERMINATION OR SUSPENSION OF THE DESIGN-BUILD CONTRACT

Init.	AIA Document A41™ — 2004 Exhibit A. Copyright © 2004 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No, 1000164015_2 which expires on 2/18/2006, and is not for resale.
User Notes: DUKE DB-2 12/06/05

ARTICLE A.1 GENERAL PROVISIONS
§ A.1.1 BASIC DEFINITIONS
§ A.1.1.1 THE DESIGN-BUILD DOCUMENTS
The Design-Build Documents are identified in Section 1.1 of the Agreement.
§ A.1.1.2 PROJECT CRITERIA
The Project Criteria are identified in Section 8.1.3 of the Agreement and may describe the character, scope, relationships, forms, size and appearance of the Project, materials and systems and, in general, their quality levels, performance standards, requirements or criteria, and major equipment layouts.
§ A.1.1.3 ARCHITECT
The Architect is the person lawfully licensed to practice architecture or an entity lawfully practicing architecture identified as such in the Agreement and having a direct contract with the Design-Builder to perform design services for all or a portion of the Work, and is referred to throughout the Design-Build Documents as if singular in number. The term “Architect” means the Architect or the Architect’s authorized representative.
§A.1.1.4 CONTRACTOR
A Contractor is a person or entity, other than the Architect, that has a direct contract with the Design-Builder to perform all or a portion of the construction required in connection with the Work. The term “Contractor” is referred to throughout the Design-Build Documents as if singular in number and means a Contractor or an authorized representative of the Contractor. The term “Contractor” does not include a separate contractor, as defined in Section A.6.1.2, or subcontractors of a separate contractor.
§ A.1.1.5 SUBCONTRACTOR
A Subcontractor is a person or entity who has a direct contract with a Contractor to perform a portion of the construction required in connection with the Work at the site. The term “Subcontractor” is referred to throughout the Design-Build Documents as if singular in number and means a Subcontractor or an authorized representative of the Subcontractor.
§ A.1.1.6 THE WORK
The term “Work” means the design, construction and services required by the Design-Build Documents, whether completed or partially completed, and includes all other labor, materials, equipment and services provided or to be provided by the Design-Builder to fulfill the Design-Builder’s obligations. The Work may constitute the whole or a part of the Project.
§ A.1.1.7 THE PROJECT
The Project is the total design and construction of which the Work performed under the Design-Build Documents may be the whole or a part, and which may include design and construction by the Owner or by separate contractors.
§ A.1.1.8 THE CONSTRUCTION DOCUMENTS
(Paragraph deleted)
The “Construction Documents” are the drawings and specifications establishing the requirements of the Work to be performed by the Design-Builder. Once approved by the Owner, the Construction Documents shall be identified in an addendum to this Agreement or by a no-cost Change Order.
§ A.1.2 COMPLIANCE WITH APPLICABLE LAWS
§ A.1.2.1 If the Design-Builder believes that implementation of any instruction received from the Owner would cause a violation of any applicable law, statute, ordinance, building code, rule or regulation, the Design-Builder shall notify the Owner in writing. Neither the Design-Builder nor any Contractor or Architect shall be obligated to perform any act which they believe will violate any applicable law, ordinance, rule or regulation.
§ A.1.2.2 The Design-Builder shall be entitled to rely on the completeness and accuracy of the information contained in the Project Criteria, but not that such information complies with applicable laws, regulations and codes, which shall be the obligation of the Design-Builder to determine. In the event that a specific requirement of the Project Criteria conflicts with applicable laws, regulations and codes, the Design-Builder shall furnish Work which

Init.	AIA Document A141™ — 2004 Exhibit A. Copyright © 2004 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 1000164015_2 which expires on 2/18/2006, and is not for resale.
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complies with such laws, regulations and codes. In such case, the Owner shall issue a Change Order to the Design-Builder unless the Design-Builder recognized such non-compliance prior to execution of this Agreement and failed to notify the Owner.
§A.1.3 CAPITALIZATION
§ A.1.3.1 Terms capitalized in these Terms and Conditions include those which are (1) specifically defined, (2) the titles of numbered articles and identified references to sections in the document, or (3) the titles of other documents published by the American Institute of Architects.
§A.1.4 INTERPRETATION
§ A.1.4.1 In the interest of brevity, the Design-Build Documents frequently omit modifying words such as “all” and “any” and articles such as “the” and “an,” but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.
§ A.1.4.2 Unless otherwise stated in the Design-Build Documents, words which have well-known technical or construction industry meanings are used in the Design-Build Documents in accordance with such recognized meanings.
§ A.1.4.3 The intent of the Construction Documents is to include those items which are necessary for the completion of the Work by the Design-Builder. Performance by the Design-Builder shall be required only to the extent consistent with the Construction Documents. In the event of conflict between the terms or provisions of this Agreement and any of the other Design-Build Documents, the terms or provisions of this Agreement shall control.
§ A.1.5 EXECUTION OF THE DESIGN-BUILD DOCUMENTS
§ A.1.5.1 The Design-Build Documents shall be signed by the Owner and Design-Builder.
§ A.1.5.2 Execution of the Design-Build Contract by the Design-Builder is a representation that the Design-Builder has visited the site, become generally familiar with local conditions under which the Work is to be performed and correlated personal observations with requirements of the Design-Build Documents.
§ A.1.6 OWNERSHIP AND USE OF DOCUMENTS AND ELECTRONIC DATA
§ A.1.6.1 Drawings, specifications, and other documents including those in electronic form, prepared by the Architect and furnished by the Design-Builder are Instruments of Service. The Design-Builder, Design-Builder’s Architect and other providers of professional services individually shall retain all common law, statutory and other reserved rights, including copyright in those Instruments of Services furnished by them. Drawings, specifications, and other documents and materials and electronic data are furnished for use solely with respect to this Project.
§ A.1.6.2 Upon execution of the Design-Build Contract, the Design-Builder grants to the Owner a non-exclusive license to reproduce and use the Instruments of Service solely in connection with the Project, including the Project’s further development by the Owner and others retained by the Owner for such purposes, provided that the Owner shall comply with all obligations, including prompt payment of sums when due, under the Design-Build Documents. Subject to the Owner’s compliance with such obligations, such license shall extend to those parties retained by the Owner for such purposes, including other design professionals. The Design-Builder shall obtain similar nonexclusive licenses from its design professionals, including the Architect. In the event of such use, the Owner shall defend and indemnify the Design-Builder, the Architect and the authors of the documents against all claims relating to such use. The Owner shall not otherwise assign or transfer any license herein to another party without prior written agreement of the Design-Builder. Any unauthorized reproduction or use of the Instruments of Service by the Owner or others shall be at the Owner’s sole risk and expense without liability to the Design-Builder and its design professionals. Except as provided in Section A. 1.6.4, termination of this Agreement prior to completion of the Design-Builder’s services to be performed under this Agreement shall terminate this license.
§ A.1.6.3 Prior to any electronic exchange by the parties of the Instruments of Service or any other documents or materials to be provided by one party to the other, the Owner and the Design-Builder shall agree in writing on the specific conditions governing the format thereof, including any special limitations or licenses not otherwise provided in the Design-Build Documents.

Init.	AIA Document A141™- 2004 Exhibit A. Copyright © 2004 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document Is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 1000164015_2 which expires on 2/18/2006, and is not for resale.
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§ A.1,6.4 If this Agreement is terminated for cause by the Owner, each of the Design-Builder’s design professionals, including the Architect, shall be contractually required to convey to the Owner a non-exclusive license to use that design professional’s Instruments of Service for the completion, use and maintenance of the Project, conditioned upon the Owner’s written notice to that design professional of the Owner’s assumption of the Design-Builder’s contractual duties and obligations to that design professional and payment to that design professional of all amounts due to that design professional and its consultants. If the Owner does not assume the remaining duties and obligations of the Design-Builder to that design professional under this Agreement, then the Owner shall indemnify and hold harmless that design professional from ail claims and any expense, including legal fees, which that design professional shall thereafter incur by reason of the Owner’s use of such Instruments of Service.
§ A.1.6.5 Submission or distribution of the Design-Builder’s documents to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the rights reserved in Section A.1.6.1.
ARTICLE A.2 OWNER
§ A.2.1 GENERAL
§ A.2.1.1 The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Design-Build Documents as if singular in number. The term “Owner” means the Owner or the Owner’s authorized representative. The Owner shall designate in writing a representative who shall have express authority to bind the Owner with respect to all Project matters requiring the Owner’s approval or authorization. The Owner shall render decisions in a timely manner and in accordance with the Design-Builder’s schedule submitted to the Owner.
§ A.2.1.2 The Owner shall furnish to the Design-Builder within 15 days after receipt of a written request information necessary and relevant for the Design-Builder to evaluate, give notice of or enforce mechanic’s lien rights. Such information shall include a correct statement of the record legal title to the property on which the Project is located, usually referred to as the site, and the Owner’s interest therein.
§ A.2.2 INFORMATION AND SERVICES REQUIRED OF THE OWNER
§ A.2.2.1. The Owner shall furnish all required information and services and shall render decisions with reasonable promptness to avoid delay in the Project Schedule. The Design/ Builder shall be entitled to rely upon the completeness and accuracy of the information and documentation provided by the Owner, Any other information or services relevant to the Design-Builder’s performance of the Work under the Owner’s control shall be furnished by the Owner after receipt from the Design-Builder of a written request for such information or services.
§ A.2.2.2. Owner and Design/Builder hereby acknowledge that Owner and Duke Realty Ohio, an Indiana general partnership, an affiliate of Disign/Buildeer (“DRO”) are simultaneously herewith executing a Real Estate Purchase Agreement (the “Purchaser Agreement”) for the purchase by Owner of the site upon which the Project is to be located (the “Site”) . Accordingly, DRO shall provide Design/Builder site information identified within this paragraph. DRO shall furnish a legal description and a certified land survey of the Project site, giving, as applicable, grades and lines of streets, alleys, payments and adjoining property; rights of way restrictions, easements, encroachments, zoning and/deed restrictions, elevations, and contours of the site; locations, dimensions and complete data pertaining to existing buildings, other improvements, and trees; and full information concerning available services and utility lines, both public and private above and below grade, including inverts and depths. DRO shall disclose to the extent known the results and reports of prior tests, inspections or investigations conducted for the Project involving structural or inechanical system’s chemical air and water pollution, hazardous materials, or other environmental and subsurface conditions. DRO shall disclose to Design/Builder all information known to DRO regarding the presence of pollutants at the Project site.
§ A.2.2.4 The Owner may obtain independent review of the Design-Builder’s design, construction and other documents by a separate architect, engineer, and contractor or cost estimator under contract to or employed by the Owner. Such independent review shall be undertaken at the Owner’s expense in a timely manner and shall not delay the orderly progress of the Work.

Init.	AIA Document A141TM — 2004 Exhibit A. Copyright © 2004 by The American institute of Architects. All rights reserved.
WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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§ A.2.2.5 The Owner shall cooperate with the Design-Builder in securing building and other permits, licenses and inspections, Except for permits and fees which are the responsibility of the Design/Builder as provided in the Preliminary Design Documents the Owner shall and pay for all necessary approvals easements assessments, and charges required for construction use or occupancy the Project.
§ A.2.2.6 The services, information, surveys and reports required to be provided by the Owner under .Section A,2.2. shall be furnished at the Owner’s expense, and the Design-Builder shall be entitled to rely upon the accuracy and completeness thereof, except as otherwise specifically provided in the Design-Build Documents or to the extent the Owner advises the Design-Builder to the contrary in writing, provided further that in the event that the Design-Builder has performed any work or incurred any costs prior to receipt of the Owner’s written notice based upon the Design-Build Documents, the Design-Builder shall be entitled to a Change Order that adjusts the Contract Sum and/or the Contract Time for additional work performed and/or changes to the work as a result of the Owner’s written notice.
§ A.2.2.7 If the Owner observes or otherwise becomes aware of a fault or defect in the Work or non-conformity with the Design-Build Documents, the Owner shall give prompt written notice thereof to the Design-Builder.
§ A.2.2.8 The Owner shall, at the request of the Design-Builder, prior to execution of the Design-Build Contract and promptly upon request thereafter, furnish to the Design-Builder reasonable evidence that financial arrangements have been made to fulfill the Owner’s obligations under the Design-Build Documents.
§ A.2.2.9 The Owner shall communicate through the Design-Builder with persons or entities employed or retained by the Design-Builder, unless otherwise directed by the Design-Builder.
§ A.2.2.10 The Owner shall furnish the services of geotechnical engineers or other consultants, if not required by the Design-Build .Documents to be provided by the Design-Builder, for subsoil, air and water conditions when such services-are deemed reasonably necessary by the Design-Builder to properly carry out the design services; provided by the Design-Builder and the Design-Builder’s Architect. Such services may include, but are not limited to, test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion and resistivity tests, and necessary operations for anticipating subsoil conditions. The services of geotechnical engineer(s) or other consultants shall include preparation and submission of all appropriate reports and professional recommendations.
§A.2.2.11
$ A.2.3 OWNER REVlEW AND INSPECTION
§ A.2.3.1 The Owner shall review and approve or take other appropriate action upon the Design-Builder’s submittals, including but not limited to design and construction documents, required by the Design-Build Documents, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Design-Build Documents. The Owner’s action shall be taken with such reasonable promptness as to cause no delay in the Work or in the activities of the Design-Builder or separate contractors. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details, such as dimensions and quantities, or for substantiating-instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Design-Builder as required by the Design-Build Documents.
§ A.2.3.2 Upon review of the design documents, construction documents, or other submittals required by the Design-Build Documents, the Owner shall take one of the following actions:
.1	Determine that the documents or submittals are in conformance with the Design-Build Documents and approve them.

.2	Determine that the documents or submittals are in conformance with the Design-Build Documents but request changes in the documents or submittals which shall be implemented by a Change in the Work.

.3	Determine that the documents or submittals are not in conformity with the Design-Build Documents and reject them.

.4	Determine that the documents or submittals are not in conformity with the Design-Build Documents, but accept them by implementing a Change in the Work.

Init.	AIA Document A141TM — 2004 Exhibit A. Copyright © 2004 by The American institute of Architects. All rights reserved.
WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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.5	Determine that the documents or submittals are not in conformity with the Design-Build Documents, but accept them and request changes in the documents or submittals which shall be implemented by a Change in the Work.
§ A.2.3.3 The Design-Builder shall submit to the Owner for the Owner’s approval, pursuant to Section A.2.3.1, any proposed change or deviation to previously approved documents or submittals. The Owner shall review each proposed change or deviation to previously approved documents or submittals which the Design-Builder submits to the Owner for the Owner’s approval with reasonable promptness in accordance with Section A.2.3.1 and shall make one of the determinations described in Section A.2.3.2.
§ A.2.3.4 Notwithstanding the Owner’s responsibility under Section A.2.3.2, the Owner’s review and approval of the Design-Builder’s documents or submittals shall not relieve the Design-Builder of responsibility for compliance with the Design-Build Documents unless a) the Design-Builder has notified the Owner in writing of the deviation prior to approval by the Owner or. b) the Owner has approved a Change in the Work reflecting any deviations from the requirements of the Design-Build Documents. Minutes of design meetings showing discussion of the deviation shall be a sufficient writing.
§ A.2.3.5 The Owner may visit the site to keep informed about the progress and quality of the portion of the Work completed. However, the Owner shall not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work. Visits by the Owner shall not be construed to create an obligation on the part of the Owner to make on-site inspections to check the quantity or quality of the Work. The Owner shall neither have control over or charge of, nor be responsible for, the construction means, methods, techniques, sequences or procedures, or for the safety precautions and programs in connection with the Work, since these are solely the Design-Builder’s rights and responsibilities under the Design-Build Documents, except as provided in Section A.3,3.7.
§ A.2.3.6 The Owner shall not be responsible for the Design-Builder’s failure to perform the Work in accordance with the requirements of the Design-Build Documents. The Owner shall not have control over or charge of and will not be responsible for acts or omissions of the Design-Builder, Architect, Contractors, or their agents or employees, or any other persons or entities performing portions of the Work for the Design-Builder.
§ A.2.3.7 The Owner way reject Work that does not conform to the Design-Build Documents. Whenever the Owner considers it necessary or advisable, the Owner shall have authority to require inspection or testing of the Work in accordance with Section A, 13.5.2, whether or not such Work is fabricated, installed or completed. However, neither this authority of the Owner nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Owner to the Design-Builder, the Architect, Contractors, material and equipment suppliers, their agents or employees, or other persons or entities performing portions of the Work.
§ A.2.3.8 The Owner may appoint an on-site project representative to observe the Work and to have such other responsibilities as the Owner and the Design-Builder agree to in writing.
§ A.2.3.9 The Owner shall conduct inspections to determine whether the Owner agrees with the Design-Builder’s stated date or dates of Substantial Completion and the date of final completion.
§ A.2.4 OWNER’S RIGHT TO STOP WORK
§A.2.4.1 If the Design-Builder fails to correct Work which is not in accordance with the requirements of the Design-Build Documents as required by Section A. 12.2 or persistently fails to carry out Work in accordance with the Design-Build Documents, the Owner may issue a written order to the Design-Builder to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Design-Builder or any other person or entity, except to the extent required by Section A.6.1.3.
§ A.2.5 OWNER’S RIGHT TO CARRY OUT THE WORK
§ A.2.5.1 If the Design-Builder defaults or neglects to carry out the Work in accordance with the Design-Build Documents and fails within a seven-day period after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may after such seven-day period give the Design-Builder a second written notice to correct such deficiencies within a three-day period. If the

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WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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Design-Builder within such three-day period after receipt of such second notice fails to commence and continue to correct any deficiencies, the Owner may, without prejudice to other remedies the Owner may have, correct such deficiencies. In such case, an appropriate Change Order shall be issued deducting from payments then or thereafter due the Design-Builder the reasonable, cost of correcting such deficiencies. If payments due the Design-Builder are not sufficient to cover such amounts, the Design-Builder shall pay the difference to the Owner.
ARTICLE A.3 DESIGN-BUILDER
§A.3.1 GENERAL
§ A.3.1.1 The Design-Builder is the person or entity identified as such in the Agreement and is referred to throughout the Design-Build Documents as if singular in number. The Design-Builder is an entity legally permitted to do business as a design-builder in the location where the Project is located. The term “Design-Builder” means the Design-Builder or the Design-Builder’s authorized representative. The Design-Builder’s representative is authorized to act on the Design-Builder’s behalf with respect to the Project.
§ A.3.1.2 The Design-Builder shall perform the Work in accordance with the Design-Build Documents.
§ A.3.2 DESIGN SERVICES AND RESPONSIBILITIES
§ A.3.2.1 When applicable law requires that services be performed by licensed professionals, the Design-Builder shall provide those services through the performance of qualified persons or entities duly licensed to practice their professions. The Owner understands and agrees that the services performed by the Design-Builder’s Architect and the Design-Builder’s other design professionals and consultants are undertaken and performed in the sole interest of and for the exclusive benefit of the Design-Builder.
§ A.3.2.2 The agreements between the Design-Builder and Architect or other design professionals identified in the Agreement, and in any subsequent Modifications, shall be in writing. These agreements, including services and Financial arrangements with respect to this Project, shall be promptly and fully disclosed to the Owner upon the Owner’s written request.
§ A.3.2.3 The Design-Builder shall be responsible to the Owner for acts and omissions of the Design-Builder’s employees, Architect, Contractors, Subcontractors and their agents and employees, and other persons or entities. including the Architect and other design professionals, performing any portion of the Design-Builder’s obligations under the Design-Build Documents.
§ A.3.2.4 The Design-Builder shall carefully study and compare the Design-Build Documents, materials and other information provided by the Owner pursuant to Section A.2.2, shall take field measurements of any existing conditions related to the Work, shall observe any conditions at the site affecting the Work, and report promptly to the Owner any errors, inconsistencies or omissions discovered.
§ A.3.2.5 The Design-Builder shall provide to the Owner for Owner’s written approval design documents sufficient to establish the size, quality and character of the Project; its architectural, structural, mechanical and electrical systems; and the materials and such other elements of the Project to the extent required by the Design-Build Documents. Deviations, if any, from the Design-Build Documents shall be disclosed in writing.
§ A.3.2.6 Upon the Owner’s written approval of the design documents submitted by the Design-Builder, the Design-Builder shall provide construction documents for review and written approval by the Owner. The construction documents shall set forth in detail the requirements for construction of the Project. The construction documents shall include drawings and specifications that establish the quality levels of materials and systems required. Deviations, if any, from the Design-Build Documents shall be disclosed in writing, including minutes of design meetings with the Owner, Construction documents may include drawings, specifications, and other documents and electronic data setting forth in detail the requirements for construction of the Work, and shall;
.1	be consistent with the approved design documents;

.2	provide information for the use of those in the building trades; and

.3	include documents customarily required for regulatory agency approvals.
§ A.3.2.7 The Design-Builder shall meet with the Owner periodically to review progress of the design and construction documents and changes and clarifications in the drawings, specifications and other documents.

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WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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§ &.3.2.8 Upon She Owner’s written approval of construction documents, the Design-Builder, wish the assistance of the Owner, shall prepare and file documents required to obtain necessary approvals of governmental authorities having jurisdiction over the Project.
§ A.3.2.9
§ A.3.2.10 If the Owner requests the Design-Builder, the Architect or the Design-Builder’s other design professionals to execute certificates, the proposed language of such certificates shall be submitted to the Design-Builder, or the Architect and such design professionals through the Design-Builder, for review and negotiation as least 14 days prior to the requested dates of execution. Neither the Design-Builder, the Architect nor such other design professionals shall be required to execute certificates that would require knowledge, services or responsibilities beyond the scope of their respective agreements with the Owner or Design-Builder.
§ A.3.3 CONSTRUCTION
§.A.3.3.1 The Design-Builder shall perform no construction Work prior to the Owner’s review and approval of the construction documents, except as otherwise agreed, The Design-Builder shall perform no portion of the Work for which the Design-Build Documents require the Owner’s review of submittals, such as Shop Drawings, Product Data and Samples, until the Owner has approved each submittal.
§ A.3.3.2 The construction Work shall be in accordance with approved submittals, except that the Design-Builder shall not be relieved of responsibility for deviations from requirements of the Design-Build Documents by the Owner’s approval of design and construction documents or other submittals such as Shop Drawings, Product Data, Samples or other submittals unless the Design-Builder has specifically informed the Owner in writing of such deviation at the tirne of submittal and (1) the Owner has given written approval to the specific deviation as a minor change in the Work, or (2) a Change Order or Construction Change Directive has been issued authorizing the deviation. The Design-Builder shall not be relieved of responsibility for errors or omissions in design and construction documents or other submittals such as Shop Drawings, Product Data, Samples or other submittals by the Owner’s approval thereof.
§ A.3.3.3 The Design-Builder shall direct specific attention, in writing or on resubmitted design and construction documents or other submittals such as Shop Drawings, Product Data, Samples or similar submittals, to revisions other than those requested by the Owner on previous submittals. In the absence of such written notice, the Owner’s approval of a resubmission shall not apply to such revisions.
§ A.3.3.4 When the Design-Build Documents require that a Contractor provide professional design services or certifications related to systems, materials or equipment, or when the Design-Builder in its discretion provides such design services or certifications through a Contractor, the Design-Builder shall cause professional design services or certifications to be provided by a properly licensed design professional, whose signature and seal shall appear on all drawings, calculations, specifications, certifications, Shop Drawings and other submittals prepared by such professional. Shop Drawings and other submittals related to the Work designed or certified by such professionals, if prepared by others, shall bear such design professional’s written approval. The Owner shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals.
§ A.3.3.5 The Design-Builder shall be solely responsible for and have control over all construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work under the Design-Build Documents.
§ A.3.3.6 The Design-Builder shall keep the. Owner informed of the progress and quality of the Work.
§ A.3.3.7 The Design-Builder shall be responsible for the supervision and direction of the Work, using the Design-Builder’s best skill and attention. If the Design-Build Documents give specific instructions concerning construction means, methods, techniques, sequences or procedures, the Design-Builder shall evaluate the jobsite safety thereof and, except as stated below, shall be fully and solely responsible for the jobsite safety of such means, methods, techniques, sequences or procedures. If the Design-Builder determines that such means, methods, techniques. sequences or procedures may not be safe, the Design-Builder shall give timely written notice to the Owner and shall not proceed with that portion of the Work without further written instructions from the Owner. If the Design-Builder is then instructed to proceed with the required means, methods, techniques, sequences or procedures without

Init.	AIA Document A141TM — 2004 Exhibit A. Copyright © 2004 by The American institute of Architects. All rights reserved.
WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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acceptance of changes proposed by the Design-Builder, the Owner shall be solely responsible for any resulting loss or damage.
§ A.3.3.8 The Design-Builder shall be responsible for inspection of portions of Work already performed to determine that such portions are in proper condition to receive subsequent Work.
§ A.3.4 LABOR AND MATERIALS
§ A.3.4.1 Unless otherwise provided in the Design-Build Documents, the Design-Builder shall provide or cause to be provided and shall pay for design services, labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.
§ A.3.4.2 When a material is specified in the Design-Build Documents, the Design-Builder may make substitutions only with the consent of the Owner and, if appropriate, in accordance with a Change Order.
§ A.3.4.3 The Design-Builder shall enforce strict discipline and good order among the Design-Builder’s employees and other persons carrying out the Design-Build Contract. The Design-Builder shall not permit employment of unfit persons or persons not skilled in tasks assigned to them.
§ A.3.5 WARRANTY
§ A.3.5.1 The Design-Builder warrants to the Owner that materials and equipment furnished under the Design-Build Documents will be of good quality and new unless otherwise required or permitted by the Design-Build Documents, that the Work will be free from detects not inherent in the quality required or permitted by law or otherwise, and that the Work will conform to the requirements of the Design-Build Documents, Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective. The Design-Builder’s warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the Design-Builder, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. If required by the Owner, the Design-Builder shall furnish satisfactory evidence as to the kind and quality of materials and equipment.
§A.3.6 TAXES
§ A.3.6.1 The Design-Builder shall pay all sales, consumer, use and similar taxes for the Work provided by the Design-Builder which had been legally enacted on the date of the Agreement, whether or not yet effective or merely scheduled to go into effect.
§A.3.7 PERMITS, FEES AND NOTICES
§ A.3.7.1 The Design-Builder shall secure and pay for building and other permits and governmental fees, licenses and inspections necessary for the proper execution and completion of the Work which are customarily secured after execution of the Design-Build Contract and which were legally required on the date the Owner accepted the Design-Builder’s proposal.
§ A.3.7.2 The Design-Builder shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities relating to the Project.
§ A.3.7.3 It is the Design-Builder’s responsibility to ascertain that the Work is in accordance with applicable laws, ordinances, codes, rules and regulations.
§ A.3.7.4 If the Design-Builder performs Work contrary to applicable laws, ordinances, codes, rales and regulations, the Design-Builder shall assume responsibility for such Work and shall bear the costs attributable to correction.
§ A.3.8 ALLOWANCES
§ A.3.8.1 The Design-Builder shall include in the Contract Sum all allowances stated in the Design-Build Documents. Items covered by allowances shall be supplied for such amounts and by such persons or entities as the Owner may direct, but the Design-Builder shall not be required to employ persons or entities to which the Design-Builder has reasonable objection.

Init.	AIA Document A141TM — 2004 Exhibit A. Copyright © 2004 by The American institute of Architects. All rights reserved.
WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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§ A.3.8.2 Unless otherwise provided in the Design-Build Documents:
.1	allowances shall cover the Cost to the Design-Builder of materials and equipment delivered at the site and all required taxes, less applicable trade discounts;

.2	Design-Builder’s costs for unloading and handling at the sits, labor, installation costs, overhead, profit and other expenses contemplated for stated allowance amounts shall be included in the Contract Sum but not in the allowances; and

.3	whenever costs are more than or less than allowances, the Contract Sum shall be adjusted accordingly by Change Order. The amount of the Change Order shall reflect (1) the difference between actual costs and the allowances under Section A.3.8.2.1 and (2) changes in Design-Builder’s costs under Section A.3.8.2.2.
(Paragraph deleted)
§ A.3.9 DESIGN-BUILDER’S SCHEDULE
(Paragraphs deleted)
§ A.3.9.1 The Design-Builder, and the Owner have agreed to the design and construction phase schedule attached to the Agreement as Exhibit B (the “Project Schedule’).
§ A.3.9.2 The Design-Builder shall prepare and keep current a schedule of submittals required by the Design-Build Documents.
§ A.3.9.3 The Design-Builder shall perform the Work in accordance with the Project Schedule.
§ A 3.10 DOCUMENTS AND SAMPLES AT THE SITE
§ A.3.10.1 The Design-Builder shall maintain at the site for the Owner one record copy of (the drawings, specifications, addenda, Change Orders and other Modifications, in good order and marked currently to record field changes and selections made during construction, and one record copy of approved Shop Drawings, Product Data, Samples and similar required submittals. These shall be delivered to the Owner upon completion of the Work.
§ A.3.11 SHOP DRAWINGS, PRODUCT DATA AND SAMPLES
§ A.3.11.1 Shop Drawings are drawings, diagrams, schedules and other data specially prepared for the Work by the Design-Builder or a Contractor, Subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work.
§ A.3.11.2 Product Data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by the Design-Builder to illustrate materials or equipment for some portion of the Work.
§ A.3.11.3 Samples are physical examples that illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.
§ A.3.11.4 Shop Drawings, Product Data, Samples and similar submittals are not Design-Build Documents. The purpose of their submittal is to demonstrate for those portions of the Work for which submittals are required by the Design-Build Documents the way by which the Design-Builder proposes to conform to the Design-Build Documents.
§ A.3.11.5 The Design-Builder shall review for compliance with the Design-Build Documents and approve and submit to the Owner only those Shop Drawings, Product Data, Samples and similar submittals required by the Design-Build Documents with reasonable promptness and in such sequence as to cause no delay in the Work or in the activities of the Owner or of separate contractors.
§ A.3.11.6 By approving and submitting Shop Drawings. Product Data, Samples and similar submittals, the Design-Builder represents that the Design-Builder has determined and verified materials, field measurements and field construction criteria related thereto, or will do so, and has checked and coordinated the information contained within such submittals with the requirements of the Work and of the Design-Build Documents.

Init.	AIA Document A141TM — 2004 Exhibit A. Copyright © 2004 by The American institute of Architects. All rights reserved.
WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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§ A.3.12 USE OF SITE
§ A.3.12.1 The Design-Builder shall confine operations at the site to areas permitted by law, ordinances, permits and the Design-Build Documents, and shall not unreasonably encumber the site with materials or equipment.
§ A.3.13 CUTTING AND PATCHING
§ A.3.13.1 The Design-Builder shall be responsible for cutting, fitting or patching required to complete the Work or to make its parts fit together properly.
§ A.3.13.2 The Design-Builder shall not damage or endanger a portion of the Work or fully or partially completed construction of the Owner or separate contractors by cutting, patching or otherwise altering such construction or by excavation. The Design-Builder shall not cut or otherwise alter such construction by the Owner or a separate contractor except with written consent of the Owner and of such separate contractor; such consent shall not be unreasonably withheld. The Design-Builder shall not unreasonably withhold from the Owner or a separate contractor the Design-Builder’s consent to cutting or otherwise altering the Work.
§ A.3.14 CLEANING UP
§ A.3.14.1 The Design-Builder shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Design-Build Contract. At completion of the Work, the Design-Builder shall remove from and about the Project waste materials, rubbish, the Design-Builder’s tools, construction equipment, machinery and surplus materials.
§ A.3.14.2 If the Design-Builder fails to clean up as provided in the Design-Build Documents, the Owner may do so and the cost thereof shall be charged to the Design-Builder.
§ A.3.15 ACCESS TO WORK
§A.3.15.1 The Design-Builder shall provide the Owner access to the Work in preparation and progress wherever located.
§ A.3.16 ROYALTIES, PATENTS AND COPYRIGHTS
§ A.3.16.1 The Design-Builder shall pay all royalties and license fees. The Design-Builder shall defend suits or claims for infringement of copyrights and patent rights and shall hold the Owner harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer or manufacturers is required or where the copyright violations are contained in drawings, specifications or other documents prepared by or furnished to the Design-Builder by the Owner. However, if the Design-Builder has reason to believe that the required design, process or product is an infringement of a copyright or a patent, the Design-Builder shall be responsible for such loss unless such information is promptly furnished to the Owner.
§ A.3.17 INDEMNIFICATION
§A 3.17.1 To the fullest extent provided by law the Owner and the Design/Builder shall indemnify and hold harmless each other and their respective agents, employess, shareholders, members, partners, officers and directors, from and against any and all claims, damages, losses, and expenses, including, but not limited to, attorneys’ fees, arising out of or resulting from the performance of the Work, provided that such claim, damage loss or expenses is attributable to bodily injury sickness disease or death or to injury to or destruction of tangible property (other than the Work itself), but only to the extent caused by the negligent acts or omissions of the indemnifying party or any person directly employed by such party or anyone whose acts such party may be liable and except for any matters to which the waiver of subrogation as more fully stated herein applies, regardless of whether such claim, damage, loss or expense, is caused in part by a part to be indemnified hereunder. The Owner and the Design/Builder waive all rights against each other and their design professionals and Subcontractors for damages caused by perils covered by insurance under Article A.11 except such rights as they may have to the proceeds of such insurance. The Design/Builder shall require similar waivers from its design professionals and Subcontractors. The Owner shall require similar waivers from its design professionals and separate contractors.
§ A.3.17.2 In claims against any person or entity indemnified under this Section A.3.17 by an employee of the Design-Builder, the Architect, a Contractor, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, (The indemnification obligation under Section A3.17.1 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Design-Builder, the

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WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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Architect or a Contractor or a Subcontractor under workers’ compensation acts, disability benefit acts or other employee benefit acts,
ARTICLE A.4 DISPUTE RESOLUTION§A 4.1 CLAIMS AND DISPUTES
§ A.4.1.1 Definition. A Claim is a demand or assertion by one of the parties seeking, as a matter of right, adjustment or interpretation of Design-Build Contract terms, payment of money, extension of time or other relief with respect to the terms of the Design-Build Contract. The term “Claim” also includes other disputes and matters in question between the Owner and Design-Builder arising out of or relating to the Design-Build Contract. Claims must be initiated by written notice. The responsibility to substantiate Claims shall rest with the party making the Claim.
§ A.4.1.2 Time Limits on Claims. Claims by either party must be initiated within 21 days after occurrence of the event giving rise to such Claim or within 21 days after the claimant first recognizes the condition giving rise to the Claim, whichever is later. Claims must be initiated by written notice to the other party.
§ A.4.1.3 Continuing Performance. Pending final resolution of a Claim, except as otherwise agreed in writing or as provided in Section A.9.7.1 and Article A. 14, The Design-Builder shall proceed diligently with performance of the Design-Build Contract and the Owner shall continue to make payments in accordance with the Design-Build Documents.
§ A.4.1.4 Claims for Concealed or Unknown Conditions. If conditions are encountered at the site which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Design-Build Documents or (2) unknown physical conditions of an unusual nature which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Design-Build Documents, then the observing party shall give notice to the other party promptly before conditions are disturbed and in no event later than 21 days after first observance of the conditions. The Owner shall promptly investigate such conditions and, if they differ materially and cause an increase or decrease in the Design-Builder’s cost of, or time required for, performance of any part of the Work, an equitable adjustment in the Contract Sum or Contract Time, or both, shall be made. If the Owner determines that the conditions at the site are not materially different from those indicated in the Design-Build Documents and that no change in the terms of the Design-Build Contract is justified, the Owner shall so notify the Design-Builder in writing, stating the reasons. Claims by the Design-Builder in opposition to such determination must be made within 21 days after the Owner has given notice of the decision. If the conditions encountered are materially different, the Contract Sum and Contract Time shall be equitably adjusted, but if the Owner and Design-Builder cannot agree on an adjustment in the Contract Sum or Contract Tittle, the adjustment shall proceed pursuant to Section A.4.2.
§ A.4.1.5 Claims for Additional Cost. If the Design-Builder wishes to make Claim for an increase in the Contract Sum, written notice as provided herein shall be given before proceeding to execute the Work. Prior notice is not required for Claims relating to an emergency endangering life or property arising under Section A. 10.6.
§ A.4.1.6 If the Design-Buldier believes additional cost is involved for reasons including but not limited to (1) an order by the Owner to stop- the Work where the Design-Builder was not at fault, (2) a written, order for the Work issued by the Owner, (3) failure of payment by the Owner, (4) termination of the Design-Build Contract by the Owner, (5) Owner’s suspension or (6) other reasonable grounds, Claim shall be filed in accordance with this Section A.4.I.
§ A.4.1.7 Claims for Additional Time
§ A.4.1.7.1 If the Design-Builder wishes to make Claim for an increase in the Contract Time, written notice as provided herein shall be given. The Design-Builder’s Claim shall include an estimate of the time and its effect on the progress of the Work. In the case of a continuing delay, only one Claim is necessary.
§ A.4.1.7.2 If adverse weather conditions are the basis for a Claim for additional time, such Claim shall be documented by data substantiating that weather conditions were abnormal for the period of time, could not have been reasonably anticipated and had an adverse effect on the scheduled construction.
§ A.4.1.8 Injury or Damage to Person or Property. If either party to the Design-Build Contract suffers injury or damage to person or property because of an act or omission of the other party or of others for whose acts such party is legally

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WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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responsible, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 21 days after discovery, The notice shall provide sufficient detail to enable the other party to investigate the matter.
§ A.4.1.9 If unit prices are stated in the Design-Build Documents or subsequently agreed upon, and if quantities originally contemplated are materially changed in a proposed Change Order or Construction Change Directive so that application of such unit prices to quantities of Work proposed will cause .substantial inequity to the Owner or Design-Builder, the applicable unit prices shall be equitably adjusted.
§ A.4.1.10 Claims for Consequential Damages. Design-Builder and Owner waive Claims against each other for consequential damages arising out of or relating to the Design-Build Contract. This mutual waiver includes:
1	damages incurred by the Owner for rental expenses, for losses of use, income, profit, financing, business and reputation, and for loss of management or employee productivity or of the services of such persons; and

2	damages incurred by the Design-Builder for principal office expenses including the compensation of personnel stationed there, for losses of financing, business and reputation, and for loss of profit except anticipated profit arising directly from the Work.
This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination in accordance with Article A. 14, except paragraph 14.4. Nothing contained in this Section A. 4.1.10 shall be deemed to preclude an award of liquidated direct damages, when applicable, in accordance with the requirements of the Design-Build Documents.
§ A.4.1.11 If the enactment or revision of codes, laws or regulations or official interpretations which govern the Project cause an increase or decrease of the Design-Builder’s cost of, or time required for, performance of the Work, the Design-Builder shall be entitled to an equitable adjustment in Contract Sura or Contract Time. If the Owner and Design-Builder cannot agree upon an adjustment in the Contract Sum or Contract Time, the Design-Builder shall submit a Claim pursuant to Section A,4.1,
§ A.4.2 RESOLUTION OF CLAIMS AND DISPUTES
(Paragraph deleted)
§ A.4.2.1 If a dispute arises out of or relates to the Agreement or its breach, the parties shall endeavor to settle the dispute first through direct discussions between the parties’ representatives who have final authority to settle the dispute. If the parties’ representatives are not able to promptly settle the dispute. the executives of the parties, who shall have the authority to settle the dispute, shall meet within twenty-one (21) days after the dispute first arises. If the dispute is not settled within seven (7) days from the referral of the dispute to the parties’ executives, the parties shall submit the dispute to mediation in accordance with paragraph 4.2.
§ A.4.2.2
§ A.4.2.3
(Paragraphs deleted)
§ A.4.2.4 In the event of a Claim against the Design-Builder, the Owner may, but is not obligated to, notify the surety, if any, of the nature and amount of the Claim. If she Claim relates to a possibility of a Design-Builder’s default, the Owner nay, but is not obligated to, notify the surety and request the surety’s assistance in resolving the controversy.
§ A.4.2.5 If a Claim relates to or is the subject of a mechanic’s lien, the party asserting such Claim may proceed in accordance with applicable law to comply with the lien notice or filing deadlines prior to initial resolution of the Claim.
§ A.4.3 MEDIATION
§ A.4.3.1 Any Claim arising out of or related to the Design-Build Contract, except those waived as provided for in Sections A.4.1.10, A.9.1.0.4 and A.9.10.5, shall, after initial decision of the Claim or 30 days after submission of the

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WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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Claim for initial decision, be subject to mediation as a condition precedent to arbitration or the institution of legal or equitable or other binding dispute resolution proceedings by either party.
§ A.4.3.2 The parties shall endeavor to resolve their Claims by mediation which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect at the time of the mediation. Request for mediation shall be filed in writing with the other party to the Design-Build Contract and with the American Arbitration Association. The request may be made concurrently with the filing of a demand for arbitration or other binding dispute resolution proceedings but, in such event, mediation shall proceed in advance thereof or of legal or equitable proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed tor a longer period by agreement of the parties or court order.
§ A.4.3.3 The parties shall share the mediator’s fee and any filing fees equally. The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon. Agreements readed in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.
§A.4.4 ARBITRATION
§ A.4.4.1 Claims, except those waived as provided for in Sections A.4.1.10, A.9.10.4 and A.9.10.5, for which initial decisions have not become final and binding, and which have not been resolved by mediation but which arc subject to arbitration pursuant to Sections 6.2 and 6.3 of the Agreement or elsewhere in the Design-Build Documents, shall be decided by arbitration which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect at the time of the arbitration. The demand for arbitration shall be filed in writing with the other party to the Design-Build Contract and with the American Arbitration Association.
§ A.4.4.2 A demand for arbitration may be made no earlier than concurrently with the filing of a request for mediation, but in no event shall it be made after the date when institution of legal or equitable proceedings based on such Claim would be barred by the applicable statute of limitations as determined pursuant to Section A. 13.6.
§ A.4.4.3 An arbitration pursuant to this Section A.4.4 may be joined with an arbitration involving common issues of law or fact between the Owner or Design-Builder and any person or entity with whom the Owner or Design-Builder has a contractual obligation to arbitrate disputes which does not prohibit consolidation or joinder. No other arbitration arising out of or relating to the Design-Build Contract shall include, by consolidation, joinder or in any other manner, an additional person or entity not a party to the Design-Build Contract or not a party to an agreement with the Owner or Design-Builder, except by written consent containing a specific reference to the Design-Build Contract signed by the Owner and Design-Builder and any other person or entities sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duty consented to by the parties to the Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.
§ A.4.4.4 Claims and Timely Assertion of Claims. The party filing a notice of demand for arbitration must assert in the demand all Claims then known to that party on which arbitration is permitted to be demanded.
§ A.4.4.5 Judgment on Final Award. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.
ARTICLE A.5 AWARD OF CONTRACTS
§ A.5.1 Unless otherwise stated in the Design-Build Documents or the bidding or proposal requirements, the Design-Builder, as soon as practicable after award of the Design-Build Contract, shall furnish in writing to the Owner the names of additional persons or entities not originally included in the Design-Builder’s proposal or in substitution of a person or entity (including those who are to furnish design services or materials or equipment fabricated to a special design) proposed for each principal portion of the Work. In order to achieve the schedule to which the Owner has agreed, the Design/Builder may commence work with the entities that it has selected and shall provide the Owner with the list of persons or entities described above. Should the Owner object to any such person or entity, the Owner shall advise the Design/Builder promptly of the Owner’s objection in writing. To the extent.

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WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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practicable and cosistent with the need to meet the schedule approved by the Owner, the Desigin/Builder shall provide the Owner with a list of persons or entities proposed to perform the Work including allowance work, prior to the Design/Builder entering into a contract with such persons or entities. Failure of the Owner to reply shall constitute notice of no reasonable objection.
§ A.5.2 The Design-Builder shall not contract with a proposed person or entity to whom which the Owner has made reasonable and timely objection. The Design-Builder shall not be required to contract with anyone to whom the Design-Builder has made reasonable objection.
§ A.5.3 If the Owner has reasonable objection to a person or entity proposed by the Design-Builder, the Design-Builder shall propose another to whom the Owner has no reasonable objection. If the proposed but rejected additional person or entity was reasonably capable of performing the Work, the Contract Sum and Contract Time shall be increased or decreased by the difference, if any, occasioned by such change, and an appropriate Change Order shall be issued before commencement of the substitute person’s or entity’s Work. However, no increase in the Contract Sum or Contract Time shall be allowed for such change unless she Design-Builder has acted promptly and responsively in submitting names as required.
§ A.5.4 The Design-Builder shall not change a person or entity previously selected if the Owner makes reasonable objection to .such substitute.
§ A.5.5 CONTINGENT ASSIGNMENT OF CONTRACTS
§ A.5.5.1 Each agreement for a portion of the Work is assigned by the Design-Builder to the Owner provided that:
.1	assignment is effective only after termination of the Design-Build Contract by the Owner for cause pursuant to Section A. 14.2 and only for those agreements which the Owner accepts by notifying the contractor in writing; and

.2	assignment is subject to the prior tights of the surety, if any, obligated under bond relating to the Design-Build Contract.
§ A.5.5.2 Upon such assignment, if the Work has been suspended for more than 30 days, the Contractor’s compensation shall be equitably adjusted for increases in cost resulting from the suspension.
ARTICLE A.6 CONSTRUCTION BY OWNER OR BY SEPARATE CONTRACTORS
§ A.6.1 OWNER’S RIGHT TO PERFORM CONSTRUCTION AND TO AWARD SEPARATE CONTRACTS
§ A.6.1.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner’s own forces and to award separate contracts in connection with other portions of the Project or other construction or operations on the site. The Design-Builder shall cooperate with the Owner and separate contractors whose work might interfere with the Design-Builder’s Work. If the Design-Builder claims that delay or additional cost is involved because of such action by the Owner, the Design-Builder shall make such Claim as provided in Section
A.4.1.
§ A.6.1.2 The term “separate contractor’’ shall mean any contractor retained by the Owner pursuant to Section
A.6.1.1.
§ A.6.1.3 The Owner shall provide for coordination of the activities of the Owner’s own forces and of each separate contractor with the work of the Design-Builder, who shall cooperate with them. The Design-Builder shall participate with other separate contractors and the Owner in reviewing their construction schedules when directed to do so.
§A.6.2 MUTUAL RESPONSIBILITY
§ A.6.2.1 The Design-Builder shall afford the Owner and separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities and shall connect and coordinate the Design-Builder’s construction and operations with theirs as required by the Design-Build Documents.
§ A.6.2.2 If part of the Design-Builder’s Work depends for proper execution or results upon design, construction or operations by the Owner or a separate contractor, the Design-Builder shall, prior to proceeding with that portion of the Work, promptly report to the Owner apparent discrepancies or defects in such other construction that would render it unsuitable for such proper execution and results. Failure of the Design-Builder so to report shall constitute an acknowledgment that the Owner’s or separate contractor’s completed or partially completed construction is fit and proper to receive the Design-Builder’s Work, except as to defects not then reasonably discoverable.

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WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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§ A.6.2.3 The Owner shall be reimbursed by the Design-Builder for costs incurred by the Owner which are payable to a separate contractor because of delays, improperly timed activities or defective construction of the Design-Builder. The Owner shall be responsible to the Design-Builder for costs incurred by the Design-Builder because of delays, improperly timed activities, damage to the Work or defective construction of a separate contractor.
§ A.6.2.4 The Design-Builder shall promptly remedy damage wrongfully caused by the Design-Builder to completed or partially completed construction or to properly of the Owner or separate contractors.
§ A.6.2.5 The Owner and each separate contractor shall have the same responsibilities for cutting and patching as are described in Section A.3.13.
§ A.6.3 OWNER’S RIGHT TO CLEAN UP
§ A.6.3.1 If a dispute arises among the Design-Builder, separate contractors and the Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish, the Owner may clean up and the Owner shall allocate the cost among those responsible.
ARTICLE A.7 CHANGES IN THE WORK
§ A.7.1 GENERAL
§ A.7.1.1 Changes in the Work may be accomplished after execution of the Design-Build Contract, and without invalidating the Design-Build Contract, by Change Order or Construction Change Directive, subject to the limitations stated in this Article A.7 and elsewhere in the Design-Build Documents.
§ A.7.1.2 A Change Order shall be based upon agreement between the Owner and Design-Builder. A Construction Change Directive may be issued by the Owner with or without agreement by the Design-Builder.
§ A.7.1.3 Changes in the Work shall be performed under applicable provisions of the Design-Build Documents, and the Design-Builder shall proceed promptly, unless otherwise provided in the Change Order or Construction Change Directive.
§A.7.2 CHANGE ORDERS
§ A.7.2.1 A Change Order is a written instrument signed by the Owner and Design-Builder stating their agreement upon all of the following:
.1	a change in the Work;

.2	the amount of the adjustment, if any, in the Contract Sum; and

.3	the extent of the adjustment, if any, in the Contract Time.
§ A.7.2.2 If the Owner requests a proposal for a change in the Work from the Design-Builder and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse the Design-Builder for any costs incurred for estimating services, design services or preparation of proposed revisions to the Design-Build Documents.
§ A.7.2.3 Methods used in determining adjustments to the Contract Sum may include those listed in Section A.7.3.3.
§ A.7.3 CONSTRUCTION CHANGE DIRECTIVES
§ A.7.3.1 A Construction Change Directive is a written order signed by the Owner directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or Contract Time, or both. The Owner may by Construction Change Directive, without invalidating the Design-Build Contract, order changes in the Work within the general scope of the Design-Build Documents consisting of additions, deletions or other revisions, the Contract Sum and Contract Time being adjusted accordingly.
§ A.7.3.2 A Construction Change Directive shall be used in the absence of total agreement on the terms of a Change Order.
§ A.7.3.3 If the Construction Change Directive provides for an adjustment to the Contract Sum, the adjustment shall be based on one of the following methods:

Init.	AIA Document A141TM — 2004 Exhibit A. Copyright © 2004 by The American institute of Architects. All rights reserved.
WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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.1	mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

.2	unit prices stated in the Design-Build Documents or subsequently agreed upon, or equitably adjusted as provided in Section A.4.1.9;

.3	cost to be determined in a manner agreed upon by the parties and a mutually acceptable fixed or percentage fee; or

.4	as provided in Section A.7.3.6.
§ A.7.3.4 Upon receipt of a Construction Change Directive, the Design-Builder shall promptly proceed with the change in the Work involved and advise the Owner of the Design-Builder’s agreement or disagreement with the method, if any, provided in the Construction Change Directive for determining the proposed adjustment in the Contract Sum or Contract Time.
§ A.7.3.5 A Construction Change Directive signed by the Design-Builder indicates the agreement of the Design-Builder therewith, including adjustment in Contract Sum and Contract Time or the method for determining them. Such agreement shall be effective immediately and shall be recorded as a Change Order.
§ A. 7.3.6 If the Design-Builder does not respond promptly or disagrees with the method for adjustment in the Contract Sum, the method and the adjustment shall be based on the reasonable expenditures and savings of those performing the Work attributable to the change, including, in case of an increase in the Contract Sum, fifteen percent (15%) markup as the allowance for overhead and profit. In such case, and also under Section A.7.3.3.3, the Design-Builder shall keep and present, in such form as the Owner may prescribe, an itemized accounting together with appropriate supporting data. Unless otherwise provided in the Design-Build Documents, costs for the purposes of this Section A.7.3.6 shall be limited to the following:
.1	additional costs of professional services;

.2	costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers’ compensation insurance;

.3	costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

.4	rental costs of machinery and equipment, exclusive of hand tools, whether rented from the Design-Builder or others;

.5	cose of premiums for all bonds and insurance, permit fees, and sates, use or similar taxes related to the Work; and
§ A.7.3.7.6   additional costs of supervision, field office personnel, and other direct job site, or “General Conditions,” costs directly’ attributable to the change.
§ A.7.3.7 The amount of credit to be allowed by the Design-Builder to the Owner for a deletion or change that results in a net decrease in the Contract Sum shall be actual net cost. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of net increase, if any, with respect to that change.
§A.7.3.8 Pending final determination of the total cost of a Construction Change Directive to the Owner, amounts not in dispute for such changes in the Work, shall be included in Applications for Payment accompanied by a Change Order indicating the parties agreement with part or all of such costs. For any portion of such cost that remains in dispute, the Owner shall make an interim determination for purposes of monthly payment for those costs. That determination of cost shall adjust the Contract Sum on the same basis as a Change Order, subject to the right of the Design-Builder to disagree and assert a Claim in accordance with Article A. 4.
§ A.7.3.9 When the Owner and Design-Builder reach agreement concerning the adjustments in the Contract Sum and Contract Time or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.
§ A.7.4 MINOR CHANGES IN THE WORK
§ A.7.4.1 The Owner shall have authority to order minor changes in the Work not involving adjustment in the Contract Sum or extension of the Contract Time and not inconsistent with the intent of the Design-Build Documents. Such changes shall be effected by written order and shall be binding on the Design-Builder. The Design-Builder shall carry out such written orders promptly.

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WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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ARTICLE A.8 TIME
§A.B.1 DEFINITIONS
§ A.8.1.1 The Work shall be commenced, and Substantial Completion shall be achieved, by the dates indicated in the Project Schedule. Unless otherwise provided. Contract Time is the period of time, including authorized adjustments, allotted in the Design-Build Documents for Substantial Completion of the Work.
§ A.8.1.2 The date of commencement of the Work shall be the date stated in the Project Schedule.
(Paragraph deleted)
§ A.8.1.3 The date of Substantial Completion is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Design-Build Documents so the Owner can occupy or utilize the Work for the use indicated by the Design-Build Documents.
§ A.8.1.4 The term “day” as used in the Design-Build Documents shall mean calendar day unless otherwise specifically defined.
§ A.8.2 PROGRESS AND COMPLETION
§ A.8.2.1 Time limits stated in the Design-Build Documents are of the essence of the Design-Build Contract. By executing the Design-Build Contract, the Design-Builder confirms that the Contract Time is a reasonable period for performing the Work.
§ A.8.2.2 The Design-Builder shall not knowingly, except by agreement or instruction of the Owner in writing, prematurely commence construction operations on the site or elsewhere prior to the effective date of insurance required by Article A. 11 to be furnished by the Design-Builder and Owner. The date of commencement of the Work shall not be changed by the effective date of such insurance.
§ A.8.2.3 The Design-Builder shall proceed expeditiously with adequate forces and shall achieve Substantial Completion within the Contract Time.
§ A.8.3 DELAYS AND EXTENSIONS OF TIME
§ A.8.3.1 If the Design-Builder is delayed at any time in the commencement or progress of the Work by an act or neglect of the Owner or of a separate contractor employed by the Owner, or by changes ordered in the Work, or by labor disputes, fire, unusual delay in deliveries, unavoidable casualties or other causes beyond the Design-Builder’s control, or by delay authorized by the Owner pending resolution of disputes pursuant to the Design-Build Documents, or by other causes which the Owner determines may justify delay , then the Contract Time shall be extended by Change Order for such reasonable time as the Owner may determine.
§ A.8.3.2 Claims relating to time shall be made in accordance with applicable provisions of Section A.4.1.7.
§ A.8.3.3 This Section A.8.3 does not preclude recovery of damages for delay by either party under other provisions of the Design-Build Documents.
ARTICLE A.9 PAYMENTS AND COMPLETION
§ A.9.1 CONTRACT SUM
§ A.9.1.1 The Contract Sum is stated in the Design-Build Documents and, including authorized adjustments, is the total amount payable by the Owner to the Design-Builder for performance of the Work under the Design-Build Documents.
§ A.9.2 SCHEDULE OF VALUES
§ A.9.2.1 Before the first Application for Payment, the Design-Builder shall submit to the Owner an initial schedule of values allocated to various portions of the Work prepared in such form and supported by such data to substantiate its accuracy as the Owner may require. This schedule, unless objected to by the Owner, shall be used as a basis for reviewing the Design-Builder’s Applications for Payment. The schedule of values may be updated periodically to reflect changes in the allocation of the Contract Sum.

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§ A.9.3 APPLICATIONS FOR PAYMENT
§ A.9.3.1 At least ten days before the date established for each progress payment, the Design-Builder shall submit to the Owner an itemized Application for Payment for operations completed in accordance with the current schedule of values. Such application shall be notarized, if required, and reflect retainage if provided for in the Design-Build Documents: If required by the Owner, the Design-Builder shall provide a lien waiver in the amount of the Application for Payment and lien waivers from its Contractors for the completed Work. The lien waivers shall be conditional upon payment. The Design -Builder shall be required to submit supporting documentation to reconcile costs and expenses for allowance items listed in Exhibit E.
§ A.9.3.1.1 As provided in Section A.7.3.8, such applications may include requests for payment on account of Changes in the Work which have been properly authorized by Construction Change Directives but are not yet included in Change Orders.
§ A.9.3.1.2 Such applications may not include requests for payment for portions of the Work for which the Design-Builder does not intend to pay to a Contractor or material supplier or other parties providing services for the Design-Builder, unless such Work has been performed by others whom the Design-Builder intends to pay.
§ A.9,3.2 Unless otherwise provided in the Design-Build Documents, payments shall be made on account of materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work. If approved in advance by the Owner, payment may similarly be made for materials and equipment suitably stored off the site at a location agreed upon in writing. Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by the Design-Builder with procedures satisfactory to the Owner to establish the Owner’s title to such materials and equipment or otherwise protect the Owner’s interest and shall include the costs of applicable insurance, storage and transportation to the site for such materials and equipment stored off the site.
§ A.9.3.3 The Design-Builder warrants that title to all Work other than Instruments of Service covered by an Application for Payment will pass to the Owner no later than the time of payment. The Design-Builder further warrants that, upon submittal of an Application for Payment, all Work for which Certificates for Payment have been previously issued and payments received from the Owner shall, to the best of the Design-Builder’s knowledge, information and belief, be free and clear of liens, Claims, security interests or encumbrances in favor of the Design-Builder, Contractors, Subcontractors, material suppliers, or other persons or entities making a claim by reason of having provided labor, materials and equipment relating to the Work.
§ A.9.4 ACKNOWLEDGEMENT OF APPLICATION FOR PAYMENT
§ A.9.4.1 The Owner shall, within seven days after receipt of the Design-Builder’s Application for Payment, issue to the Design-Builder a written acknowledgement of receipt of the Design-Builder’s Application for Payment indicating the amount the Owner has determined to be properly due and, if applicable, the reasons for withholding payment in whole or in part.
§ A.9.5 DECISIONS TO WITHHOLD PAYMENT
§ A.9.5.1 The Owner may withhold a payment in whole or in part to the extent reasonably necessary to protect the Owner due to the Owner’s determination that the Work has not progressed to the point indicated in the Application for Payment or that the quality of Work is not in accordance with the Design-Build Documents. The Owner may also withhold a payment or, because of subsequently discovered evidence, may nullify the whole or a part of an Application for Payment previously issued to such extent as may be necessary to protect the Owner from loss for which the Design-Builder is responsible, including loss resulting from acts and omissions, because of the following:
.1	defective Work not remedied;

.2	third-party claims filed or reasonable evidence indicating probable filing of such claims unless security acceptable to the Owner is provided by the Design-Builder;

.3	failure of the Design-Builder to make payments properly to Contractors or for design services labor, materials or equipment;

.4	reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;

.5	damage to the Owner or a separate contractor;

.6	reasonable evidence that the Work will not be completed within the Contract Time and that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay; or

.7	persistent failure to carry out the Work in accordance with the Design-Build Documents.

Init.	AIA Document A141TM — 2004 Exhibit A. Copyright © 2004 by The American institute of Architects. All rights reserved.
WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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§ A.9.5.2 When the above reasons for withholding payment are removed, payment will be made for amounts previously withheld.
§ A.9.6 PROGRESS PAYMENTS
§ A.9.6.1 After the Owner has issued a written acknowledgement of receipt of the Design-Builder’s Application for Payment, the Owner shall make payment of the amount, in the manner and within the time provided in the Design-Build Documents.
§ A.9.6.2 The Design-Builder shall promptly pay the Architect, each design professional and other consultants retained directly by the Design-Builder, upon receipt of payment from the Owner, out of the amount paid to the Design-Builder on account of each such party’s respective portion of the Work, the amount to which each such party is entitled.
§ A.9.6.3 The Design-Builder shall promptly pay each Contractor, upon receipt of payment from the Owner, out of the amount paid to the Design-Builder on account of such Contractor’s portion of the Work, the amount to which said Contractor is entitled, reflecting percentages actually retained from payments to the Design-Builder on account of the Contractor’s portion of the Work. The Design-Builder shall, by appropriate agreement with each Contractor, require each Contractor to make payments to Subcontractors in a similar manner.
§ A.9.6.4 The Owner shall have no obligation to pay or to see to the payment of money to a Contractor except as may otherwise be required by law.
§ A.9.6.5 Payment to material suppliers shall be treated in a manner similar to that provided in Sections A.9.6.3 and A.9.6.4.
§ A.9.6.6 A progress payment, or partial or entire use or occupancy of the Project by the Owner, shall not constitute acceptance of Work not in accordance with the Design-Build Documents.
§ A.9.6.7 Unless the Design-Builder provides the Owner with a payment bond in the full penal sum of the Contract Sum, payments received by the Design-Builder for Work properly performed by Contractors and suppliers shall be held by the Design-Builder for those Contractors or suppliers who performed Work or furnished materials, or both, under contract with the Design-Builder for which payment was made by the Owner. Nothing contained herein shall require money to be placed in a separate account and not be commingled with money of the Design-Builder, shall create any fiduciary liability or tort liability on the part of the Design-Builder for breach of trust or shall entitle any person or entity to an award of punitive damages against the Design-Builder for breach of the requirements of this provision.
§ A.9.7 FAILURE OF PAYMENT
§ A.9.7.1 If for reasons other than those enumerated in Section A.9.5.1, the Owner does not issue a payment within the time period required by Section 5.1.3 of the Agreement, then the Design-Builder may, upon seven additional days’ written notice to the Owner, stop the Work until payment of the amount owing has been received. The Contract Time shall be extended appropriately and the Contract Sum shall be increased by the amount of the Design-Builder’s reasonable costs of shutdown, delay and start-up, plus interest as provided for in the Design-Build Documents.
§ A.9.8 SUBSTANTIAL COMPLETION
§ A.9.8.1 Substantial Completion is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Design-Build Documents so that the Owner can occupy or use the Work or a portion thereof for its intended use indicated by the Design-Build Documents.
§ A.9.8.2 When the Design-Builder considers that the Work, or a portion thereof which the Owner agrees to accept separately, is substantially complete, the Design-Builder shall prepare and submit to the Owner a comprehensive list of items to be completed or corrected prior to final payment. Failure to include an item on such list does not alter the responsibility of the Design-Builder to complete all Work in accordance with the Design-Build Documents.

Init.	AIA Document A141TM — 2004 Exhibit A. Copyright © 2004 by The American institute of Architects. All rights reserved.
WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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§ A.9.8.3 Upon receipt of the Design-Builder’s list, the Owner shall make an inspection to determine whether the Work or designated portion thereof is substantially complete. If the Owner’s inspection discloses any item, whether or not included on the Design-Builder’s list, which is not substantially complete, the Design-Builder shall complete or correct such item. In such case, the Design-Builder shall then submit a request for another inspection by the Owner to determine whether the Design-Builder’s Work is substantially complete.
§ A.9.8.4 In the event of a dispute regarding whether the Design-Builder’s Work is substantially complete, the dispute shall be resolved pursuant to Article A.4.
§ A.9.8.5 When the Work or designated portion thereof is substantially complete, the Design-Builder shall prepare for the Owner’s signature an Acknowledgement of Substantial Completion which, if signed by the Owner and the Design-Builder, shall establish (1) the date of Substantial Completion of the Work, (2) responsibilities between the Owner and Design-Builder for security, maintenance, heat, utilities, damage to the Work and insurance, and (3) the time within which the Design-Builder shall finish all items on the list accompanying the Acknowledgement. When the Owner’s inspection discloses that the Work or a designated portion thereof is substantially complete, the Owner shall sign the Acknowledgement of Substantial Completion. Warranties required by the Design-Build Documents shall commence on the date of Substantial Completion of the Work or designated portion thereof unless otherwise provided in the Acknowledgement of Substantial Completion.
§ A.9.8.6 Upon execution of the Acknowledgement of Substantial Completion and consent of surety, if any, the Owner shall make payment of retainage applying to such Work or designated portion thereof. Such payment shall be adjusted for Work that is incomplete or not in accordance with the requirements of the Design-Build Documents.
§ A.9.9 PARTIAL OCCUPANCY OR USE
§ A.9.9.1 The Owner may occupy or use any completed or partially completed portion of the Work at any stage when such portion is designated by separate agreement with the Design-Builder, provided such occupancy or use is consented to by the insurer, if so required by the insurer, and authorized by public authorities having jurisdiction over the Work. Such partial occupancy or use may commence whether or not the portion is substantially complete, provided the Owner and Design-Builder have accepted in writing the responsibilities assigned to each of them for payments, retainage, if any, security, maintenance, heat, utilities, damage to the Work and insurance, and have agreed in writing concerning the period for completion or correction of the Work and commencement of warranties required by the Design-Build Documents. When the Design-Builder considers a portion substantially complete, the Design-Builder shall prepare and submit a list to the Owner as provided under Section A.9.8.2. Consent of the Design-Builder to partial occupancy or use shall not be unreasonably withheld. The stage of the progress of the Work shall be determined by written agreement between the Owner and Design-Builder.
§ A.9.9.2 Immediately prior to such partial occupancy or use, the Owner and Design-Builder shall jointly inspect the area to be occupied or portion of the Work to be used to determine and record the condition of the Work.
§ A.9.9.3 Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of the Design-Build Documents.
§ A.9.10 FINAL COMPLETION AND FINAL PAYMENT
(Paragraphs deleted)
§ A.9.10.1 Final Payment, constituting the unpaid balance of sums due the Design-Builder, shall be due and payable upon Substantial Completion. If there remain items of Work to be completed, the Design-Builder and the Owner shall list such items and the Design-Builder shall complete the items within a reasonable time thereafter. The Owner may retain a sum equal one hundred fifty per sent (150%) of the estimated cost of completing any unfinished items, provided that the unfinished items and the estimated cost of completing the unfinished items are listed separately. The Owner shall pay to the Design-Builder, monthly, the amount retained for incomplete items as each of the items is completed.
§ A.9.10.2 Neither final payment nor any remaining retained percentage will become due until the Design-Builder submits to the Owner (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or the Owner’s property might be responsible or encumbered (less amounts withheld by Owner) will, upon final paymenl, be paid or otherwise satisfied, (2) a certificate evidencing

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WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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that insurance required by the Design-Build Documents to remain in force after final payment is currently in effect and will not be cancelled or allowed to expire until at least 30 days’ prior written notice has been given to the Owner, (3) a written statement that the Design-Builder knows of no substantial reason that the insurance will not be renewable to cover the period required by the Design-Build Documents, (4) consent of surety, if any, to final payment, and (5) if required by the Owner, other data establishing payment or satisfaction of obligations from payments previously received by the Design-Builder, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Design-Build Contract, to the extent and in such form as may be designated by the Owner. If a Contractor refuses to furnish a release or waiver required by the Owner, the Design-Builder may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien. If such lien remains unsatisfied after payments are made, the Design-Builder shall refund to the Owner the reasonable cost of moneys that the Owner has paid in connection with the discharge of such lien, including costs and reasonable attorneys’ fees. If the Owner has made payments as required by the Design-Build Documents, the Design-Builder shall, within thirty (30) days after filing, cause the removal of any liens filed against the Project by any party performing labor or services or supplying materials in connection with the Work. If the Design-Builder fails to take such action, the Owner may cause the lien to be removed at the Design-Builder’s expense.
§ A.9.10.3 If, after the Design-Builder’s Work or designated portion thereof is substantially completed, final completion thereof is materially delayed through no fault of the Design-Builder or by issuance of a Change Order or a Construction Change Directive affecting final completion, the Owner shall, upon application by the Design-Builder, make payment of the balance due for that portion of the Work fully completed and accepted. Such payment shall be made under terms and conditions governing final payment, except that it shall not constitute a waiver of claims.
§ A.9.10.4 The making of final payment shall constitute a waiver of Claims by the Owner except those arising from;
.1	liens, Claims, security interests or encumbrances arising out of the Design-Build Documents and unsettled;

.2	failure of the Work to comply with the requirements of the Design-Build Documents; or

.3	terms of special warranties required by the Design-Build Documents.
§ A.9.10.5 Acceptance of final payment by the Design-Builder, a Contractor or material supplier shall constitute a waiver of claims by that payee except those previously made in writing and identified by thai payee as unsettled at the time of final Application for Payment.
ARTICLE A.10 PROTECTION OF PERSONS AND PROPERTY
§ A.10.1 SAFETY PRECAUTIONS AND PROGRAMS
§ A.10.1.1 The Design-Builder and its Contractors shall be responsible for initiating and maintaining all safety precautions and programs in connection with the performance of the Design-Build Contract.
§ A.10.2 SAFETY OF PERSONS AND PROPERTY
§ A.10.2.1 The Design-Builder and its Contractors shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury or loss to:
.1	employees on the Work and other persons who may be affected thereby;

.2	the Work and materials and equipment to be incorporated therein, whether in storage on or off the site or under the care, custody or control of the Design-Builder or the Design-Builder’s Contractors or Subcontractors; and

.3	other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction.
§ A.10.2.2 The Design-Builder shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.
§ A.10.2.3 The Design-Builder shall erect and maintain, as required by existing conditions and performance of the Design-Build Documents, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.

Init.	AIA Document A141TM — 2004 Exhibit A. Copyright © 2004 by The American institute of Architects. All rights reserved.
WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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§ A.10.2.4 When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, the Design-Builder shall exercise utmost care and carry on such activities under supervision of properly qualified personnel.
§ A.10.2.5 The Design-Builder shall promptly remedy damage and loss (other than damage or loss insured under property insurance required by the Design-Build Documents) to property referred to in Sections A. 10.2.1.2 and A. 10.2.1.3 caused in whole or in part by the Design-Builder, the Architect, a Contractor, a Subcontractor, or anyone directly or indirectly employed by any of them or by anyone for whose acts they may be liable and for which the Design-Builder is responsible under Sections A. 10.2.1.2 and A. 10.2.1.3, except damage or loss attributable to acts or omissions of the Owner or anyone directly or indirectly employed by the Owner, or by anyone for whose acts the Owner may be liable, and not attributable to the fault or negligence of the Design-Builder. The foregoing obligations of the Design-Builder are in addition to the Design-Builder’s obligations under Section A.3.17.
§ A.10.2.6 The Design-Builder shall designate in writing to the Owner a responsible individual whose duty shall be the prevention of accidents,
§ A.10.2.7 The Design-Builder shall not load or permit any part of the construction or site to be loaded so as to endanger its safety.
§ A.10.3 HAZARDOUS MATERIALS
§ A.10.3.1 If reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance, including but not limited to asbestos or polychlorinated biphenyl (PCB), encountered on the site by the Design-Builder, the Design-Builder shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Owner.
§ A.10.3.2 The Owner shall obtain the services of a licensed laboratory to verify the presence or absence of the material or substance reported by the Design-Builder and, in the event such material or substance is found to be present, to verify that it has been rendered harmless. Unless otherwise required by the Design-Build Documents, the Owner shall furnish in writing to the Design-Builder the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of such material or substance. The Design-Builder shall promptly reply to the Owner in writing stating whether or not the Design-Builder has reasonable objection to the persons or entities proposed by the Owner. If the Design-Builder has an objection to a person or entity proposed by the Owner, the Owner shall propose another to whom the Design-Builder has no reasonable objection. When the material or substance has been rendered harmless, work in the affected area shall resume upon written agreement of the Owner and Design-Builder. The Contract Time shall be extended appropriately, and the Contract Sum shall be increased in the amount of the Design-Builder’s reasonable additional costs of shutdown, delay and start-up, which adjustments shall be accomplished as provided in Article A.7.
§ A.10.3.3 To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Design-Builder, Contractors, Subcontractors, Architect, Architect’s consultants and the agents and employees of any of them from and against Claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of the Work in the affected area if in fact the material or substance exists on site as of the date of the Agreement, is not disclosed in the Design-Build Documents and presents the risk of bodily injury or death as described in Section A.10.3.1 and has not been rendered harmless, provided that such Claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death or to injury to or destruction of tangible property (other than the Work itself) to the extent that such damage, loss or expense is not due to the negligence of the Design-Builder, Contractors, Subcontractors, Architect, Architect’s consultants and the agents and employees of any of them.
§ A.10.4 The Owner shall not be responsible under Section A. 10.3 for materials and substances brought to the site by the Design-Builder unless such materials or substances were required by the Design-Build Documents.
§ A.10.5 If, without negligence on the part of the Design-Builder, the Design-Builder is held liable for the cost of remediation of a hazardous material or substance solely by reason of performing Work as required by the Design-Build Documents, the Owner shall indemnify the Design-Builder for all cost and expense thereby incurred.

Init.	AIA Document A141TM — 2004 Exhibit A. Copyright © 2004 by The American institute of Architects. All rights reserved.
WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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§ A.10.6 EMERGENCIES
§ A.10.6.1 In an emergency affecting safety of persons or property, the Design-Builder shall act, at the Design-Builder’s discretion, to prevent threatened damage, injury or loss. Additional compensation or extension of time claimed by the Design-Builder on account of an emergency shall be determined as provided in Section A.4.1.7 and Article A.7.
ARTICLE A.11 INSURANCE AND BONDS
§ A.11.1 Except as may otherwise be set forth in the Agreement or elsewhere in the Design-Build Documents, the Owner and Design-Builder shall purchase and maintain the following types of insurance with limits of liability and deductible amounts and subject to such terms and conditions, as set forth in this Article A. 11.
§ A.11.2 DESIGN-BUILDER’S LIABILITY INSURANCE
§ A.11.2.1 The Design-Builder shall purchase from and maintain in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located such insurance as will protect the Design-Builder from claims set forth below that may arise out of or result from the Design-Builder’s operations under the Design-Build Contract and for which the Design-Builder may be legally liable, whether such operations be by the Design-Builder, by a Contractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:
.1	claims under workers’ compensation, disability benefit and other similar employee benefit acts which are applicable to the Work to be performed;

.2	claims for damages because of bodily injury, occupational sickness or disease, or death of the Design-Builder’s employees;

.3	claims for damages because of bodily injury, sickness or disease, or death of any person other than the Design-Builder’s employees;

.4	claims for damages insured by usual personal injury liability coverage;

.5	claims for damages, other than to the Work itself, because of injury to or destruction of tangible properly, including loss of use resulting therefrom;

.6	claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle;

.7	claims for bodily injury or property damage arising out of completed operations; and

.8	claims involving contractual liability insurance applicable to the Design-Builder’s obligations under Section A.3.17.
§ A.11.2.2 The insurance required by Section A.11.2.1 shall be written for not less than limits of liability specified in the Design-Build Documents or required by law, whichever coverage is greater. The insurers must have a minimum AM Best rating of AVII. All insurance procured or maintained by the Design-Builder shall be primary. Any insurance maintained by the Owner shall be considered excess and non-contributory. Coverages, whether written on an occurrence or claims-made basis, shall be maintained without interruption from date of commencement of the Work until date of final payment and termination of any coverage required to be maintained after final payment.
§ A.11.2.3 Certificates of insurance acceptable to the Owner shall be filed with the Owner prior to commencement of the Work. These certificates and the insurance policies required by this Section A.11.2 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the Owner. The Certificates for the commercial general liability, automobile liability and any umbrella or excess liability policies shall name the Owner as additional insured. The additional insured endorsement shall state that coverage is afforded the additional insured as primary and non-contributory. If any of the foregoing insurance coverages are required to remain in force after final payment and are reasonably available, an additional certificate evidencing continuation of such coverage shall be submitted with the final Application for Payment as required by Section A.9.10.2. Information concerning reduction of coverage on account of revised limits or claims paid under the General Aggregate, or both, shall be furnished by the Design-Builder with reasonable promptness in accordance with the Design-Builder’s information and belief.
§ A.11.2.4 The Design-Builder shall cause its Contractors to procure insurance satisfying the requirements of this Article and naming the Owner as additional insured under their commercial general liability, automobile liability, and any umbrella or excess liability policies.

Init.	AIA Document A141TM — 2004 Exhibit A. Copyright © 2004 by The American institute of Architects. All rights reserved.
WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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§ A.11.3 OWNER’S LIABILITY INSURANCE
§ A.11.3.1 The Owner shall be responsible for purchasing and maintaining the Owner’s usual liability insurance.
§ A.11.4 PROPERTY INSURANCE
§ A.11.4.1 Unless otherwise provided, the Design-Builder shall purchase and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, property insurance written on a builder’s risk, “all-risk” or equivalent policy form in the amount of the initial Contract Sum, plus the value of subsequent Design-Build Contract modifications and cost of materials supplied or installed by others, comprising total value for the entire Project at the site on a replacement cost basis without optional deduclibles. Such property insurance shall be maintained, unless otherwise provided in the Design-Build Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made as provided in Section A.9.10 or until no person or entity other than the Owner has an insurable interest in the property required by this Section A.11.4 to be covered, whichever is later. This insurance shall include interests of the Owner. Design-Builder, Contractors and Subcontractors in the Project.
§ A.11.4.1.1 Property insurance shall be on an “all-risk” or equivalent policy form and shall include, without limitation, insurance against the perils of fire (with extended coverage) and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, earthquake, flood, windstorm, falsework, testing and startup, temporary buildings and debris removal, including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for Design-Builder’s services and expenses required as a result of such insured loss.
§ A.11.4.1.2 If the Owner is damaged by the failure or neglect of the Design-Builder to purchase or maintain insurance as described above then the Design-Builder shall bear all reasonable costs properly attributable thereto.
§ A.11.4.1.3 Intentially omitted.
§ A.11.4.1.4 This property insurance shall cover portions of the Work stored off the site and also portions of the Work in transit.
§ A.11.4.1.5 Partial occupancy or use in accordance with Section A.9.9 shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use, by endorsement or otherwise. The Owner and the Design-Builder shall take reasonable steps to obtain consent of the insurance company or companies and shall, without mutual written consent, take no action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of insurance.
§ A.11.4.2 Boiler and Machinery Insurance. The Owner shall purchase and maintain boiler and machinery insurance required by the Design-Build Documents or by law, which shall specifically cover such insured objects during installation and until final acceptance by the Owner; this insurance shall include interests of the Owner, Design-Builder, Contractors and Subcontractors in the Work, and the Owner and Design-Builder shall be named insureds.
§ A.11.4.3 Loss of Use Insurance. The Owner, at the Owner’s option, may purchase and maintain such insurance as will insure the Owner against loss of use of the Owner’s property due to fire or other hazards, however caused. The Owner waives all rights of action against the Design-Builder, Architect, the Design-Builder’s other design professionals, if any, Contractors and Subcontractors for loss of use of the Owner’s property, including consequential losses due to fire or other hazards, however caused.
§ A.11.4.4 If the Design-Builder requests in writing that insurance for risks other than those described herein or other special causes of loss be included in the property insurance policy, the Owner shall, if possible, include such insurance, and the cost thereof shall be charged to the Design-Builder by appropriate Change Order.
§ A.11.4.5 If during the Project construction period the Owner insures properties, real or personal or both, at or adjacent to the site by property insurance under policies separate from those insuring the Project, or if after final payment property insurance is to be provided on the completed Project through a policy or policies other than those insuring the Project during the construction period, the Owner shall waive all rights in accordance with the terms of Section A.11.4.7 for damages caused by fire or other causes of loss covered by this separate property insurance. All separate policies shall provide this waiver of subrogation by endorsement or otherwise.

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WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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§ A.11.4.6 Before an exposure to loss may occur, the Owner shall file with the Design-Builder a copy of each policy that includes insurance coverages required by this Section A.11.4. Each policy shall contain all generally applicable conditions, definitions, exclusions and endorsements related to this Project. Each policy shall contain a provision that the policy will not be canceled or allowed to expire and that its limits will not be reduced until at least 30 days’ prior written notice has been given to the Design-Builder.
§ A.11.4.7 Waivers of Subrogation. The Owner and Design-Builder waive all rights against each other and any of their consultants, separate contractors described in Section A.6.1, if any, Contractors, Subcontractors, agents and employees, each of the other, and any of their contractors, subcontractors, agents and employees, for damages caused by fire or other causes of loss to the extent covered by property insurance obtained pursuant to this Section A.11.4 or other property insurance applicable to the Work, except such rights as they have to proceeds of such insurance held by the Owner as fiduciary. The Owner or Design-Builder, as appropriate, shall require of the separate contractors described in Section A.6.1, if any, and the Contractors, Subcontractors, agents and employees of any of them, by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated herein. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, even though the person or entity did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.
§ A.11.4.8 A loss insured under Owner’s property insurance shall be adjusted by the Owner as fiduciary and made payable to the Owner as fiduciary for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Section A.11.4.10. The Design-Builder shall pay Contractors their just shares of insurance proceeds received by the Design-Builder, and, by appropriate agreements, written where legally required for validity, shall require Contractors to make payments to their Subcontractors in similar manner.
§ A.11.4.9 If required in writing by a party in interest, the Owner as fiduciary shall, upon occurrence of an insured loss, give bond for proper performance of the Owner’s duties. The cost of required bonds shall be charged against proceeds received as fiduciary. The Owner shall deposit in a separate account proceeds so received, which the Owner shall distribute in accordance with such agreement as the parties in interest may reach. If after such loss no other special agreement is made and unless the Owner terminates the Design-Build Contract for convenience, replacement of damaged property shall be performed by the Design-Builder after notification of a Change in the Work in accordance with Article A.7.
§ A.11.4.10 The Owner as fiduciary shall have power to adjust and settle a loss with insurers only with the Design-Builder’s written consent. The Owner as fiduciary shall, in the case of a decision or award, make settlement with insurers in accordance with directions of a decision or award. If distribution of insurance proceeds by arbitration is required, the arbitrators will direct such distribution.
§ A.11.5 PERFORMANCE BOND AND PAYMENT BOND
§ A.11.5.1 The Owner shall have the right to require the Design-Builder to furnish bonds covering faithful performance of the Design-Build Contract and payment of obligations arising thereunder, including payment to design professionals engaged by or on behalf of the Design-Builder, as stipulated in bidding requirements or specifically required in the Agreement or elsewhere in the Design-Build Documents on the date of execution of the Design-Build Contract. The Owner has not requested that the Design/Builder provide such bonds. Should the Owner request payment and performance bonds, then the Design/Builder shall be entitled to an increase in the Contract Sum for the costs of procuring the bond.
ARTICLE A.12 UNCOVERING AND CORRECTION OF WORK
§ A.12.1 UNCOVERING OF WORK
§ A.12.1.1 If a portion of the Work is covered contrary to requirements specifically expressed in the Design-Build Documents, it must be uncovered for the Owner’s examination and be replaced at the Design-Builder’s expense without change in the Contract Time.
§ A.12.1.2 If a portion of the Work has been covered which the Owner has not specifically requested to examine prior to its being covered, the Owner may request to see such Work and it shall be uncovered by the Design-Builder. If

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WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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such Work is in accordance with the Design-Build Documents, costs of uncovering and replacement shall, by appropriate Change Order, be at the Owner’s expense. If such Work is not in accordance with the Design-Build Documents, correction shall be at the Design-Builder’s expense unless the condition was caused by the Owner or a separate contractor, in which event the Owner shall be responsible for payment of such costs.
§ A.12.2 CORRECTION OF WORK
§ A.12.2.1 BEFORE OR AFTER SUBSTANTIAL COMPLETION.
§ A.12.2.1.1 The Design-Builder shall promptly correct Work rejected by the Owner or failing to conform to the requirements of the Design-Build Documents, whether discovered before or after Substantial Completion and whether or not fabricated, installed or completed. Costs of correcting such rejected Work, including additional testing, shall be at the Design-Builder’s expense.
§ A.12.2.2 AFTER SUBSTANTIAL COMPLETION
§ A.12.2.2.1 In addition to the Design-Builder’s obligations under Section A.3.5, if, within one year after the date of Substantial Completion or after the date for commencement of warranties established under Section A.9.8.5 or by terms of an applicable special warranty required by the Design-Build Documents, any of the Work is found to be not in accordance with the requirements of the Design-Build Documents, the Design-Builder shall correct it promptly after receipt of written notice from the Owner to do so unless the Owner has previously given the Design-Builder a written acceptance of such condition. The Owner shall give such notice promptly after discovery of the condition. During the one-year period for correction of Work, if the Owner fails to notify the Design-Builder and give the Design-Builder an opportunity to make the correction, the Owner waives the rights to require correction by the Design-Builder and to make a claim for breach of warranty. If the Design-Builder fails to correct non-conforming Work within a reasonable time during that period after receipt of notice from the Owner, the Owner may correct it in accordance with Section A.2.5. The Design-Builder’s warranty excludes defects or damage caused by (1) abuse, modification, or improper maintenance or operation by persons other than Design-Builder’s Contractors, or others for whom Design-Builder is responsible, and (2) normal wear and tear under normal usage.
§ A.12.2.2.2 The one-year period for correction of Work shall be extended with respect to portions of Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual performance of the Work.
§ A.12.2.2.3 The one-year period for correction of Work shall not be extended by corrective Work performed by the Design-Builder pursuant to this Section A.12.2.
§ A.12.2.3 The Design-Builder shall remove from the site portions of the Work which are not in accordance with the requirements of the Design-Build Documents and are neither corrected by the Design-Builder nor accepted by the Owner.
§ A.12.2.4 The Design-Builder shall bear the cost of correcting destroyed or damaged construction, whether completed or partially completed, of the Owner or separate contractors caused by the Design-Builder’s correction or removal of Work which is not in accordance with the requirements of the Design-Build Documents.
§ A.12.2.5 Nothing contained in this Section A.12.2 shall be construed to establish a period of limitation with respect to other obligations the Design-Builder might have under the Design-Build Documents. Establishment of the one-year period for correction of Work as described in Section A.12.2.2 relates only to the specific obligation of the Design-Builder to correct the Work, and has no relationship to the time within which the obligation to comply with the Design-Build Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Design-Builder’s liability with respect to the Design-Builder’s obligations other than specifically to correct the Work.
§ A.12.3 ACCEPTANCE OF NONCONFORMING WORK
§ A.12.3.1 After timely notice to the Design-Builder of the existence of Work not in accordance with the requirements of the Design-Build Documents and after the Design-Builder has the opportunity to cure or correct the non-conforming work, if the Owner prefers to accept Work not in accordance with the requirements of the Design-Build Documents, the Owner may do so instead of requiring its removal and correction in which case the Contract Sum will be equitably adjusted by Change Order.

Init.	AIA Document A141TM — 2004 Exhibit A. Copyright © 2004 by The American institute of Architects. All rights reserved.
WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
User Notes: DUKE DB-2 12/06/05

ARTICLE A.13 MISCELLANEOUS PROVISIONS
§ A.13.1 GOVERNING LAW
§ A.13.1.1 The Design-Build Contract shall be governed by the law of the piace where the Project is located.
§ A.13.2 SUCCESSORS AND ASSIGNS
§ A.13.2.1 The Owner and Design-Builder respectively bind themselves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in the Design-Build Documents. Except as provided in Section A. 13.2.2, neither party to the Design-Build Contract shall assign the Design-Build Contract as a whole without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Design-Build Contract.
§ A.13.2.2 The Owner may, without consent of the Design-Builder, assign the Design-Build Contract to an institutional lender providing construction financing for the Project. In such event, the lender shall assume the Owner’s rights and obligations under the Design-Build Documents. The Design-Builder shall execute all consents reasonably required to facilitate such assignment.
§ A.13.3 WRITTEN NOTICE
§ A.13.3.1 Written notice shall be deemed to have been duly served if delivered in person to the individual or a member of the firm or entity or to an officer of the corporation for which it was intended, or if sent by registered or certified mail to the last business address known to the party giving notice, or if sent by facsimile with confirmed receipt, or electronic transmission with a hard-copy delivered within seven (7) days after the transmission.
§ A.13.4 RIGHTS AND REMEDIES
§ A.13.4.1 Duties and obligations imposed by the Design-Build Documents and rights and remedies available thereunder shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law.
§ A.13.4.2 No action or failure to act by the Owner or Design-Builder shall constitute a waiver of a right or duty afforded them under the Design-Build Documents, nor shall such action or failure to act constitute approval of or acquiescence in a breach thereunder, except as may be specifically agreed in writing.
§ A.13.5 TESTS AND INSPECTIONS
§ A.13.5.1 Tests, inspections and approvals of portions of the Work required by the Design-Build Documents or by laws, ordinances, rules, regulations or orders of public authorities having jurisdiction shall be made at an appropriate time. Unless otherwise provided, the Design-Builder shall make arrangements for such tests, inspections and approvals with an independent testing laboratory or entity acceptable to the Owner or with the appropriate public authority, and shall bear all related costs of tests, inspections and approvals. The Design-Builder shall give timely notice of when and where tests and inspections are to be made so that the Owner may be present for such procedures. The Contract Sum includes the costs for testing for soils, concrete and asphalt. If the Owner requests any tests in addition to such tests and tests required by public authorities havinig jurisdiction, the Contract Sum shall be increased by the cost of the testing and the Design/Builder may request additional time, if the testing impacts the schedule.
§ A.13.5.2 If the Owner or public authorities having jurisdiction determine that portions of the Work require additional testing, inspection or approval not included under Section A. 13.5.1, the Owner shall in writing instruct the Design-Builder to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner, and the Design-Builder shall give timely notice to the Owner of when and where tests and inspections are to be made so that the Owner may be present for such procedures. Such costs, except as provided in Section A.13.5.3, shall be at the Owner’s expense.
§ A.13.5.3 If such procedures for testing, inspection or approval under Sections A.13.5.1 and A.13.5.2 reveal failure of the portions of the Work to comply with requirements established by the Design-Build Documents, all costs made necessary by such failure, including those of repeated procedures, shall be at the Design-Builder’s expense.
§ A.13.5.4 Required certificates of testing, inspection or approval shall, unless otherwise required by the Design-Build Documents, be secured by the Design-Builder and promptly delivered to the Owner.

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WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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§ A.13.5.5 If the Owner is to observe tests, inspections or approvals required by the Design-Build Documents, the Owner will do so promptly and, where practicable, at the normal place of testing.
§ A.13.5.6 Tests or inspections conducted pursuant to the Design-Build Documents shall be made promptly to avoid unreasonable delay in the Work.
§ A.13.6 COMMENCEMENT OF STATUTORY LIMITATION PERIOD
§ A.13.6.1 As between the Owner and Design-Builder:
.1	Before Substantial Completion. As to acts or failures to act occurring prior to the relevant date of Substantial Completion, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than such date of Substantial Completion;

.2	Between Substantial Completion and Final Application for Payment. As to acts or failures to act occurring subsequent to the relevant date of Substantial Completion and prior to issuance of the final Application for Payment, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than the date of issuance of the final Application for Payment; and

.3	After Final Application for Payment. As to acts or failures to act occurring after the relevant date of issuance of the final Application for Payment, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than the date of any act or failure to act by the Design-Builder pursuant to any Warranty provided under Section A.3.5, the date of any correction of the Work or failure to correct the Work by the Design-Builder under Section A. 12.2, or the dale of actual commission of any other act or failure to perform any duty or obligation by the Design-Builder or Owner, whichever occurs last.
ARTICLE A.14 TERMINATION OR SUSPENSION OF THE DESIGN/BUILD CONTRACT
§A.14.1 TERMINATION BY THE DESIGN-BUILDER
§ A.14.1.1 The Design-Builder may terminate the Design-Build Contract if the Work is stopped for a period of 30 consecutive days through no act or fault of the Design-Builder or a Contractor, Subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Design-Builder, for any of the following reasons:
.1	issuance of an order of a court or other public authority having jurisdiction which requires alt Work to be stopped;

.2	an act of government, such as a declaration of national emergency which requires all Work to be stopped;

.3	the Owner has failed to make payment to the Design-Builder in accordance with the Design-Build Documents; or

.4	the Owner has failed to furnish to the Design-Builder promptly, upon the Design-Builder’s request, reasonable evidence as required by Section A.2.2.8.
§ A.14.1.2 The Design-Builder may terminate the Design-Build Contract if, through no act or fault of the Design-Builder or a Contractor, Subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Design-Builder, repeated suspensions, delays or interruptions of the entire Work by the Owner, as described in Section A.14.3, constitute in the aggregate more than 100 percent of the total number of days scheduled for completion, or 120 days in any 365-day period, whichever is less.
§ A.14.1.3 If one of the reasons described in Sections A.14.1.1 or A.14.1.2 exists, the Design-Builder may, upon seven days’ written notice to the Owner, terminate the Design-Build Contract and recover from the Owner payment for Work executed and for proven loss with respect to materials, equipment, tools, and construction equipment and machinery, including reasonable overhead, profit and damages.
§ A.14.1.4 If the Work is stopped for a period of 30 consecutive days through no act or fault of the Design-Builder or a Contractor or their agents or employees or any other persons performing portions of the Work under a direct or indirect contract with the Design-Builder because the Owner has persistently failed to fulfill the Owner’s obligations under the Design-Build Documents with respect to matters important to the progress of the Work, the Design-

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WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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Builder may, upon seven additional days’ written notice to the Owner, terminate the Design-Build Contract and recover from the Owner as provided in Section A.14.1.3.
§ A.14.2 TERMINATION BY THE OWNER FOR CAUSE
§ A.14.2.1 The Owner may terminate the Design-Build Contract if the Design-Builder:
.1	persistently or repeatedly refuses or fails to supply enough properly skilled workers or proper materials;

.2	fails to make payment to Contractors for services, materials or labor in accordance with the respective agreements between the Design-Builder and the Architect and Contractors;

.3	persistently disregards laws, ordinances or rules, regulations or orders of a public authority having jurisdiction; or

.4	otherwise is guilty of substantial breach of a provision of the Design-Build Documents.
§ A.14.2.2 When any of the above reasons exist, the Owner may without prejudice to any other rights or remedies of the Owner and after giving the Design-Builder and the Design-Builder’s surety, if any, seven days’ written notice, terminate employment of the Design-Builder and may, subject to any prior rights of the surety:
.1	take possession of the site and of all materials and equipmentpurchased for the Project;

.2	accept assignment of contracts pursuant to Section A.5.5.1; and

.3	finish the Work by whatever reasonable method the Owner may deem expedient. Upon request of the Design-Builder, the Owner shall furnish to the Design-Builder a detailed accounting of the costs incurred by the Owner in finishing the Work.
§ A.14.2.3 When the Owner terminates the Design-Build Contract for one of the reasons stated in Section A.14.2.1, the Design-Builder shall not be entitled to receive further payment until the Work is finished.
§ A.14.2.4 If the unpaid balance of the Contract Sum exceeds costs of finishing the Work and other damages incurred by the Owner and not expressly waived, such excess shall be paid to the Design-Builder. If such costs and damages exceed the unpaid balance, the Design-Builder shall pay the difference to the Owner.
§ A.14.3 SUSPENSION BY THE OWNER FOR CONVENIENCE
§ A.14.3.1 The Owner may, without cause, order the Design-Builder in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as the Owner may determine.
§ A.14.3.2 The Contract Sum and Contract Time shall be adjusted for increases in the cost and time caused by suspension, delay or interruption as described in Section A. 14.3.1. Adjustment of the Contract Sum shall include profit. No adjustment shall be made to the extent:
.1	that performance is, was or would have been so suspended, delayed or interrupted by another cause for which the Design-Builder is responsible; or

.2	that an equitable adjustment is made or denied under another provision of the Design-Build Contract.
§ A.14.4 TERMINATION BY THE OWNER FOR CONVENIENCE
§ A.14.4.1 The Owner may, at any time, terminate the Design-Build Contract for the Owner’s convenience and without cause.
§ A.14.4.2 Upon receipt of written notice from the Owner of such termination for the Owner’s convenience, the Design-Builder shall:
.1	cease operations as directed by the Owner in the notice;

.2	take actions necessary, or that the Owner may direct, for the protection and preservation of the Work; and

.3	except for Work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing contracts and purchase orders and enter into no further contracts and purchase orders.
§ A.14.4.3 In the event of termination for the Owner’s convenience prior to commencement of construction, the Design-Builder shall be entitled to receive payment for design services performed, costs incurred by reason of such termination and reasonable overhead and profit on design services not completed. In case of termination for the Owner’s convenience after commencement of construction, the Design-Builder shall be entitled to receive payment

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WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
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for Work executed and costs incurred by reason of such termination, along with reasonable overhead and profit on the Work not executed.

Init.	AIA Document A141TM — 2004 Exhibit A. Copyright © 2004 by The American institute of Architects. All rights reserved.
WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 09:03:04 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
User Notes: DUKE DB-2 12/06/05

Duke

Build A Bear

Groveport, Ohio

EXHIBIT B SCHEDULE

ID	Task Name	Duration	Start	Finish
1	Design Indemnification	1 day	Mon 12/5/05	Mon 12/5/05
2	Shell Design	60 days	Tue 12/6/05	Mon 2/27/06
3	Civil	20 days	Tue 12/6/05	Mon 1/2/06
4	Building Design	20 days	Tue 12/6/05	Mon 1/2/06
11	Fabricate Steel	60 days	Tue 12/20/05	[illegible]
5	Bid Steel	15 days	Tue 1/3/06	Mon 1/23/06
6	Grading Permit	10 days	Mon 12/19/05	Fri 12/30/05
7	Bid Mass grading	8 days	Fri 12/9/05	Tue 12/20/05
8	Permit Shell	25 days	Tue 1/3/06	Mon 2/6/06
9	Design Tenant Improvements	30 days	Tue 12/13/05	Mon 1/23/06
10	Permit Tenant Improvements	25 days	Tue 1/24/06	Mon 2/27/06
12	Release of contingency	0 days	Fri 12/23/05	Fri 12/23/05
13	Land Closing	0 days	Wed 12/28/05	Wed 12/28/05
14	Sign Construction Contract, Initial Paymen	0 days	Fri 12/16/05	Fri 12/16/05
15	Shell Construction	[illegible]	Wed 12/21/05	Fri 7/21/06
16	Mobilization	5 days	Wed 12/21/05	Tue 12/27/05
17	Mass Grading	30 days	Mon 1/2/06	Fri 2/10/06
18	Building Pad & Base	30 days	Mon 1/16/06	Fri 2/24/06
24	Site Utilities	[illegible]	Tue 2/14/06	[illegible]
19	Footings	10 days	Mon 2/20/06	Fri 3/3/06
23	UG Plumbing - Bldg	30 days	Mon 2/20/06	Fri 3/31/06
20	Precast	15 days	Wed 3/1/06	Tue 3/21/06
21	Erect Structural Steel	[illegible]	Wed 3/15/06	[illegible]
22	Agg Base at Paving - First Course	[illegible]	Mon 4/3/06	Wed 4/19/06
26	Paving	25 days	Wed 4/12/06	Tue 5/16/06
25	Concrete Paving	20 days	Thu 4/27/06	Wed 5/24/06
33	Exterior Painting	20 days	Wed 4/19/06	Tue 5/16/06
26	Slab on Grade	25 days	Wed 4/26/06	Wed 5/31/06
27	SOG Col N-S	10 days	Wed 4/26/06	Tue 5/9/06
28	SOG Col G-M	8 days	Wed 5/10/06	Fri 5/19/06
29	SOG Col A-F	8 days	Mon 5/22/06	Wed 5/31/06
30	Caulking	15 days	Wed 5/3/06	Tue 5/23/06
36	Asphalt Paving	10 days	Thu 5/25/06	Wed 6/7/06
37	Site Grading & Finishes	30 days	Thu 5/25/06	Wed 7/5/06
31	Electrical	40 days	Wed 5/10/06	Tue 7/4/06
32	Sprinkler Piping	40 days	Wed 5/10/06	Tue 7/4/06
35	Plumbing	25 days	Wed 5/10/06	Tue 6/13/06
34	HVAC	30 days	Wed 5/17/06	Tue 6/27/06
39	Glass/Glazing	15 days	Wed 5/10/06	Tue 5/30/06
40	Dock Equipment	25 days	Thu 5/25/06	Wed 6/28/06
43	Owner Racking	29 days	Wed 6/14/06	Fri 7/21/06
41	Overhead Doors	10 days	Thu 6/15/06	Wed 6/28/06
42	Tenant Improvements Construction	45 days	Wed 5/17/06	Tue 7/18/06
44	Final Inspection	8 days	Wed 7/5/06	Fri 7/14/06
45	Substantial Completion	0 days	Fri 7/14/06	Fri 7/14/06

December 2005
January 2006
February 2006
March 2006
April 2006
May 2006
June 2006
July 2006
August 2006

Date: Fri [illegible]

Task		Milestone		Rolled Up Critical Task		Split	
Critical Task		Summary		Rolled Up Milestone		External Tasks	
Progress		Rolled Up Task		Rolled Up Progress		Project Summary	
						Group By Summary	

Fri [illegible]

Document A141™ — 2004 Exhibit C
Insurance and Bonds
for the following PROJECT:
(Name and location or address)

Build-A-Bear Distribution Center
 Groveport, Ohio
THE OWNER:
(Name and address)
Build-A-Bear Workshop, Inc.
   a Delaware corporation
1954 Innerbelt Business Center Drive
St. Louis, Missouri 63114-5760
THE DESIGN-BUILDER:
(Name and address)
Duke Construction Limited Partnership,
   an Indiana limited partenership
5600 Blazer Parkway, Ste. 100
Dublin, Ohio 43017
ADDITIONS AND DELETIONS:
The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An Additions and Deletions Report that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AIA text.
This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.
Consultation with an attorney is also encouraged with respect to professional licensing requirements in the jurisdiction where the Project is located.

Init.	AIA Document A141TM — 2004 Exhibit C. Copyright © 2004 by The American institute of Architects. All rights reserved.
WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 08:56:34 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
User Notes: DUKE DB-2 12/06/05

1

ARTICLE C.1
The Design-Builder shall provide policies of liability insurance as required by the Design-Build Documents as follows:
(Specify changes, if any, to the requirements of the Design-Build Documents, and for each type of insurance identify applicable limits and deductible amounts.)

Worker’s Compensation.	Statutory limits.
Employer’s Liability covering all employees,	$1,000,000 each accident.
volunteers, temporary employees and leased workers.	$1,000,000 disease each employee, and $1,000,000 disease policy limits.

Commercial General Liability for bodily injury and property damage including personal injury, premises/operations, broad form property damage, independent contractors, products and completed operations (with limits of $3,000,000 and coverage for a minimum period of two (2) years after Substantial Completion), and deletion of exclusions pertaining to (1) explosion, collapse, shoring grading and underground property damage hazards, (2) damages or injury arising from defective Work, including costs to repair or replace damaged Work, and (3) contractual liability coverage. (The Commercial General Liability insurance may be arranged under a single policy for the full limits required or by a combination of underlying policies with the balance provided by an Excess or Umbrella Liability Policy.)
$3,000,000 combined single limit for bodily injury and property damage.

Commercial Automobile Liability, including owned non-owned and hired car coverages.	$1,000,000 combined single limit for bodily injury and property damage.

Professional Liability, with retroactive coverage for prior acts, to be provided by the Design-Builder’s design professionals and not by the Design-Builder.	$1,000,000 annual aggregate limit with not more than a $100,000 deductible.
ARTICLE C.2
Not Applicable (Specify type and penal sum of bonds.)
(Paragraph deleted)

Type	Penal Sum ($0.00)
§C.2.1

Init.	AIA Document A141TM — 2004 Exhibit C. Copyright © 2004 by The American institute of Architects. All rights reserved.
WARNING: This AIA® Document is Protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 08:56:34 on 12/19/2005 under Order No. 100016401 5_2 which expires on 2/18/2006, and is not for resale.
User Notes: DUKE DB-2 12/06/05

2

Groveport Commerce Center
Groveport, Ohio
EXHIBIT “D-1”
Proposed by Duke Construction
December 16, 2005
PROJECT DESCRIPTION
This project consists of a 350,720 square-foot warehouse distribution facility for Build-A-Bear in Groveport, Ohio. The building is to be located on approximately 22.6 acres in Duke’s Groveport Commerce Center.
The building shall consist of a 694’ x 504’ enveloped by precast concrete wall panels and conventionally framed with structural steel supporting a ballasted EPDM rubber roof system, with internal roof drains. The building shall be designed with docks on one side, and future docks on opposite side of the building with a 33’-8’” clear height.
This project is “design-build” in nature. Since the details that were given to Duke Construction regarding this facility are general in nature, some additional assumptions were generated to arrive at a final cost. These assumptions are described in the following scope of work. Attached is a copy of the preliminary site/floor plan prepared by Duke Construction, dated December 16, 2005 (Exhibit D-2), which is the basis used in preparing this proposal.
An approximate seven (7) month construction schedule is planned plus design and permit processing. See the attached schedule dated December 16, 2005 (Exhibit “B”).
The following Outline Specifications are generally described according to the Construction Specification Institute format.
GENERAL REQUIREMENTS
Geotechnical Engineering:
Soil borings will be required for the final design of the building foundations and exterior pavements. In preparing this estimate, it has been assumed that the existing soils will provide suitable bearing capacities, and no special foundations or pavements have been included. Duke will obtain any soil borings as required, and the proposed pavement designs will be verified prior to the final design. (If additional borings indicate that the existing conditions or proposed use require changes to the proposed design, these cost will be itemized and subject to reimbursement by the Tenant/Owner.)

Build-A-Bear
December 16, 2005

Architectural and Engineering Services:
Duke Construction shall employ the services of architectural and engineering firms licensed in the State of Ohio for the design and engineering of all civil, structural, and architectural drawings and specifications. Duke Construction will oversee and coordinate all aspects of the building design.
Duke Construction will provide all necessary survey work required for building construction.
Quality control for this project will consist of a full-time superintendent along with independent testing technicians to supervise soil compaction, concrete placement, and structural steel connections.
The building will be designed to meet all applicable local and state codes, as well as respective A.D.A. requirements.
All tap fees, capacity fees and permit fees required for the building construction are included.
Duke will provide the installation, maintenance, and consumption costs of all temporary utilities needed for construction. This includes jobsite trailer, telephone, restroom facilities, site access and security, as needed for construction only.
A labor and material guarantee for one (1) year from time of substantial completion will be provided. See Thermal and Moisture division for additional roof and caulking warranties. Duke will provide the client with one copy of all maintenance manuals for the facility. Manuals shall include copies of all record drawings, equipment specifications and all respective warranties.
Builder’s risk, fire and extended coverage insurance for the construction phase of the development will be provided by Duke.
Items that are described as allowances in our base proposal include labor, material and taxes. Overhead and profit on allowance items is included as part of the allowance, unless noted otherwise.
Items that are excluded from our scope of work are performance bond fees and fees for consultants engaged directly by the tenant. Duke reserves the right to obtain open shop and/or merit shop labor to construct this facility. Premiums for prevailing wages or other requirements affecting hourly wages are not included.
SITE WORK
Mass Excavation and Grading:
The site will be cleared to remove any growth such as brush, trees, etc. which has accumulated on site.
Topsoil removal will be required. The topsoil that is stripped will be stockpiled on site for redistribution at a later date. Excess topsoil will be used in creating landscape mounds, berms, etc. Any remaining excess will be buried on the property outside the limits of building areas. No topsoil will be hauled off-site. This proposal includes stripping topsoil across the entire site.

Build-A-Bear
December 16, 2005

Removal of an existing peat deposit and fill with suitable engineered fill and standard compaction techniques has been included in this proposal.
Mass excavation consists of cut-to-fill to render the site in a positive draining condition. The site shall be engineered to use as much of the excavated material as possible and create a “balanced” condition. Recommendations from the geotechnical engineer will be followed regarding soil conditions. Materials on-site will be utilized for engineered fill using standard compaction techniques. We have not included removal of any excess soils from the site. This proposal excludes special foundations and special slab construction.
It was assumed that extensive site dewatering, other than the peat removal, rock/concrete excavation, or any underground problems would not be an issue and costs for such are not included. In addition, no other contingencies or allowances have been provided for the removal of any hazardous, contaminated, unsuitable soils and/or undercutting. An allowance of $374,000 is included for Winter Conditions in order to perform the work during inclement weather. The winter conditions allowance will include, but not limited to the following cost items : snow removal, soil frost protection, lime/flyash/cement soil treatment for drying and stabilization, temporary building enclosures, temporary heating equipment and fuel consumption, concrete blankets and hot water premium for concrete.
Site Utilities:
All utilities (gas, electric, telephone, water, and sanitary sewer) shall be extended to the building and tied into the respective services. Utilities are assumed to be available at the property lines, and of adequate size and depth to facilitate this building. Storm sewer shall be handled via underground piping and open swales. Off-site detention has already been provided.
Pavements:
The truck apron is planned as 180’-0” wide from the south wall of the dock area and will consist of concrete and heavy-duty asphalt.
Concrete pavement will be provided in front of the dock doors, originating at the dock face and extending out 60 feet at dock locations as shown on the preliminary drawing. The concrete pavement is designed as 8” thick, non-reinforced, 4,000 psi — air entrained concrete set on 8” of compacted granular fill.
“Heavy duty” asphalt sections consists of approximately 8” of 304 sub-base, 3” of 301 asphalt binder course, and 1.5” of 404 asphalt finish course, and will be located in the truck access roads and the truck aprons at the sides of the building.
In the auto parking areas, a “light duty” section, consisting of approximately 6” of 304, 2” of 402, and 1” of 404, will be provided. A total of 170 employee parking spaces are provided.
For all exterior pavements, the specific traffic “load” requirements will need to be verified prior to the final design. If upon review of the information, the pavement design requires modification, the contract amount will be adjusted accordingly.

Build-A-Bear
December 16, 2005

Sidewalks:
Sidewalks indicated on the site plan shall be constructed with 4” of 4,000 psi concrete unreinforced, set on a 4” granular base. Where the sidewalks meet pavement areas, a 16“x 8” integral curb shall be constructed. This proposal only includes the sidewalks indicated on the attached preliminary site plan.
Patio:
1,600 square foot concrete patio with a 200 square foot canvas awning. Includes 2’ masonry wall around the patio.
Curbs:
Concrete “perma-curbs” will be installed at the perimeter of the automobile parking areas. This extruded concrete curb will be installed on top of the finish course of 404 asphalt. The entrances to the facility shall receive an extruded 18” deep concrete barrier curb. Reinforcing has not been included for these curbs.
Fencing and Gate:
985 lineal feet of 6’ high, black vinyl coated chain link fence, with two (2) 12’ wide cantilever slide gates. The slide gates shall b electronically operated by a remote push button station.
Landscaping, Irrigation, and Seeding:
General seeding is included in the base proposal. Plant materials, sod, irrigation and installation, including miscellaneous trees, shrubs and ground cover, has been included as a landscaping allowance of $94,044. This allowance includes landscaping design.
Exterior Signage:
An allowance of $5,000 has been included for the installation of an exterior sign. An additional building signage allowance of $20,000 is included These allowances are intended to pay for the sign, foundations, and electric service or lighting (if required).
Termite and Pest Control:
Insect treatment, and pest control are excluded from this proposal.
STRUCTURAL CONCRETE
Foundations:
Building foundations will be spread footings constructed from, 3,000 psi concrete. An allowable bearing capacity 3,500 psf at a depth 36” below finish grade has been assumed. Continuous wall footings and column spread footings shall be poured “rough” and forming of these footings has not been included. No foundation walls have been included. The precast walls will bear directly on the continuous footings.
Floor Slabs:
The Warehouse slab-on-grade will consist of 7” thick — 4,000 psi / 700 Flex concrete floor non-reinforced set on a 5” granular fill bed.
Floor flatness and levelness tolerances shall meet a Random Traffic Pattern value of FF=35 and FL=25 in the following areas; Receiving, Returns, Shipping, and all offices. The Floor flatness F-MIN-60 shall be required in the following areas; Reserve Pallet, Carton Storage and Pallet Flow Storage. Shipping Sorter/Retail Active Area shall meet a Random

Build-A-Bear
December 16, 2005

Traffic Pattern value of FF=45 and FL=35. Caulking of construction and control joints has been excluded.
All concrete tests are to be completed by independent testing laboratory per ACI standards and costs are included for such quality control work.
For all interior slabs, any specific racking or other equipment load requirements will need to be verified prior to the final design. If upon review of the information, the slab design requires modification, the contract amount will be adjusted accordingly.
Precast Wall Panels:
Precast wall panels shall be utilized for the building’s exterior wall structure. The wall panels will be load-bearing where applicable and will be complete with the necessary reinforcements and embeddments. These panels contain foam insulated cores which provide an R=5 insulating value.
METALS
The building structural system will consist of steel columns, bar joists, joist girders, and roof deck. The roof load design shall meet Ohio Building Code requirements.
The clear height to the underside of the lowest horizontal steel member shall be a minimum of 33’-8” feet. The typical bay spacing shall be 42’-5” x 42’-8” throughout with a 56’-6” end bay and 60’-0” dock bay on south end of building. The building will utilize K braces for wind bracing.
Mezzanine for web operations is included at 170’ X 220’, with 125 pound per square foot live loading. Office second floor is included at 56’ X 106’, with 50 psf live load and 20 psf partition load. Support for 2,200lf of conveyor loading at 144plf is included.
Miscellaneous metal items include:
1)	Eighty (80) pipe bollards

2)	One (1) roof access ladder with safety cage.

3)	One (1) drive-in door pipe sills

4)	Thirty one (31) pit type dock leveler frames
Metal deck shall be factory finished standard Vulcraft white.
Touch-up painting is excluded.
CARPENTRY
Miscellaneous wood blocking is provided as required for overhead door tracks, roof blocking, and roof curb nailers.

Build-A-Bear
December 16, 2005

MOISTURE AND THERMAL PROTECTION
Roofing:
The roof system shall be a 0.045, ballasted EPDM roof system with expanded polystyrene insulation for a total R Value = 16.6.
The roof shall carry the manufacturer’s 20 year prorated membrane warranty and a 10-year labor and material watertight warranty. The roof shall also have the contractor’s 2 year warranty.
This proposal includes the roof flashings and penetrations required for the mechanical and electrical work described in this scope of work.
88 smoke and heat vents 4’ X 8’ are included.
Caulking:
Elastomeric joint sealant will be installed in the precast wall joints on the interior and the exterior side of panels. Joint sealant will also be provided at all exterior wall penetrations (window, doors, etc.). The exterior joint sealants have a five- (5) year manufacturer’s warranty on material and installation.
We have not included interior floor control joint sealants in this proposal.
DOORS, WINDOWS
Windows:
This proposal includes the installation of approximately 960 square-feet of curtain wall system at the main entry. Twenty three (23) 4’ X 4’ punched windows (approximately 368 square-feet) have been included. The exterior glazing system will consist of 1” thick tinted, thermopane units set in clear or bronze anodized, thermally improved aluminum frames.
The main office entry shall consist of one set of medium stile aluminum double doors with associated hardware. No electronic or special locking devices are included in this proposal.
Doors:
Exterior man doors shall be 3’-0” x 7’-0” hollow metal doors and frames as required for egress per code. This proposal includes Twenty-three (23) exterior egress doors in the warehouse.
Finish hardware is included for the above mentioned egress doors. Special locking or closing devices are excluded.
Overhead Doors:
Thirty one (30) each — 9’ x 10’ x 24 ga. insulated steel, sectional dock doors with manual operation and weather stripping are included. Each door will have one window.
One (1) 12’ x 14’ x 24 ga. insulated steel, sectional drive-in door with electric operation, weather stripping and one window is included.

Build-A-Bear
December 16, 2005

FINISHES
Warehouse Area:
The exterior face of the precast concrete wall panels will be painted with two (2) coat of acrylic textured paint. The paint system shall have a manufacturer’s seven (7) year warranty.
Hollow metal doors and frames, and pipe posts to have one (1) coat of primer and two (2) coats of acrylic gloss exterior paint.
Overhead doors are figured to be factory finished to coordinate with building exterior.
Two (2) coatings of Ashford formula floor coating. Epoxy floor coating in the battery charger area.
EQUIPMENT
Dock equipment will be provided as follows:

Dock Levelers:	Thirty (30) total
Based on Poweramp CM Series or approved equal
Size: 6’ x 8’
Capacity: 30,000 Ibs, Mechanically operated

Truck Restraints:	Thirty (30) total
With restraining capacity of 32,000 pounds.

Dock Bumpers:	Two (2) at each door (4” bumper) for a total of sixty two (60)

Dock Shelters:	Thirty (30) total
Size: 9’ x 10’ with fixed head pad
FURNISHINGS
All furnishings, such as lockers, refrigerators, tables, chairs, cooking appliances, and horizontal blinds shall be provided by the Tenant.
SPECIAL CONSTRUCTION
None.
CONVEYING SYSTEMS
None.
FIRE PROTECTION
Fire Protection system shall include:
Water Connection / Site Underground:

Build-A-Bear
December 16, 2005

Fire protection service will be by water supply connection to the private underground fire protection piping system for the park. The fire service main is a 10” line that will be reduced to 8” pipe as required to service the building. Underground piping main will terminate inside the building per NFPA — 24, at locations determined by Duke Construction.
Underground Check Valve Assembly:
In complete accordance with local code requirements, an underground check valve and fire department connection will be installed.
Office Areas:
All office areas shall be furnished and installed as part of the finish allowances.
Warehouse Areas:
The warehouse area fire protection system for shall consist of an ESFR sprinkler system based on the following:
1)	Brass ESFR K-14 sprinklers installed throughout all exposed structure areas except for the office area.

2)	All systems shall be hydraulically designed and installed per NFPA — 13. Warehouse Area ESFR: 12 sprinklers @ 75 PSI
Sprinklers:
Brass ESFR (K-14) in the warehouse area.
Fire Department Hose Connections:
Hose connections have been excluded from this proposal, Once a racking layout is agreed upon, this item will need to be determined and the cost adjusted accordingly.
Fire Pump:
Fire pump is excluded. Site has an independent fire main.
Exclusions:
In rack sprinklers, dry pipe or other chemical based pre-action fire suppression systems, central station fire alarm system and Factory Mutual or other Insurance underwriter’s special requirements above what is stated herein are not included.
Plumbing and H.V.A.C.
Warehouse Area HVAC:
The warehouse area shall be heated with gas fired, rooftop mounted 80/20 Make-up-Air units complete with roof curb, disconnect, and thermostat sized to maintain 60°F at 0°F outside.
Office Area HVAC:
All office area HVAC shall be installed as part of the office finish allowance.
Warehouse Plumbing:
A 6” sanitary waste underground main shall enter the building near the dock wall and extend 690’ to serve the office, restrooms, and future tenant spaces.

Build-A-Bear
December 16, 2005

A 2” insulated domestic coldwater overhead main shall run 940’.
Frost-proof exterior hose bibbs shall be provided at the tenant entry and dock area.
Office Area Plumbing:
All office area plumbing shall be installed as part of the tenant finish allowance.
HVAC / Plumbing General
Items listed above are items of major fixtures and equipment. It is the intent of this proposal to provide an operational heating, air conditioning and plumbing systems in accordance to all codes and standard engineering practices. Incidental items such as rigging, low voltage wiring, air balancing, hangers, floor drains, clean outs, backflow preventers, etc. are included in the intent of this proposal even though not listed specifically. All work will be performed in accordance to local codes and applicable engineering standards.
“BAF” fans are included above the mezzanine and dock area.
ELECTRICAL

Electrical scope of work shall include:

Duke Base Building Shell

Primary
–	(2) 5” SCH, 40 conduit (850’)

–	(850’) Trenching and backfill for utility primary utility conduits

–	Utility transformer pad

–	Utility manhole
Telephone
–	(300’) (2) 4” SCH. 40 PVC empty conduits and trenching/ backfill from building to property line at two locations

–	(1) 4x8 telephone backboard with grounding and dedicated 20amp 120vac. circuit.
Secondary
–	(1) 400 Amp 277/480V, 3PH, 4W cable and duct systems

–	Trenching and backfill

–	(1) Utility metering and service grounds

–	(1) 400amp 480vac., 3-phase service disconnect
Distribution

Build-A-Bear
December 16, 2005

–	(2) 400amp 480/277V, 3PH, 4W panel boards to serve Warehouse equipment and lighting
HVAC Equipment Connections
–	(4) 50 HP. Make-up Air Unit connections

–	(4) RTU receptacles
Warehouse Lighting
–	(330) 2x4 fluorescent electronic ballast with T5 lamps to meet 30 foot-candles average maintained in warehouse based on an open floor plan. (Breaker switched).

–	(30) Exit signs with self contained battery, at each perimeter exit door. Emergency/exit lighting installed per code, based on an un-occupied space.
Site Lighting & Exterior Building Mounted Lighting
–	(2) 1-head 400W metal halide pole assemblies complete with 24“dla. 36” above grade pole bases in the employee parking area.

–	(4) 2-head 400W metal halide pole assemblies complete with 24“dia. 36” above grade pole bases in the employee parking area.

–	(30) 400W metal halide shoe-box type wall mounted fixtures around perimeter of building

–	Lighting controlled by time clock and photocell

–	Canopy lighting

–	175watt ground mounted floods for the sign and flagpoles
Fire Alarm Monitoring System
–	(1) Addressable fire alarm monitoring panel

–	(4) Smoke duct detectors

–	Flow and tamper switch monitoring

–	Monitoring is not included
Build A Bear Tenant Improvements
Site Lighting & Exterior Building Mounted Lighting
–	(7) 1-head 400W metal halide pole assemblies complete with 24“dia. 36” above grade pole bases located in the Trailer Storage
Secondary
–	(1) 4000 Amp 277/480V, 3PH, 4W cable and duct systems

–	Trenching and backfill

–	(1) Utility metering and service ground
Distribution
–	(1) 4000amp main 480vac. 3-phase 4-wire switchboard

–	(10) 400amp 480/277V, 3PH, 4W panel boards to serve Warehouse equipment, Warehouse lighting, Step-down transformers

Build-A-Bear
December 16, 2005

–	(6) Step-down transformer to serve dock power, office and misc. warehouse 120vac. power

–	(7) 208/120V, 3PH, 4W panel board to service miscellaneous power loads

–	See each specialty area for additional distribution
HVAC Equipment Connections
–	(2) 15ton RTU connection (Office)

–	(2) 5ton RTU connection (Office)

–	(1) Battery Charger exhaust connection

–	(2) Toilet exhaust fan connection

–	(20) Office VAV connections
Reserve Shipping, Receiving & Pallet Flow Lighting
–	(800) 2x4 fluorescent electronic ballast with T5 lamps to meet 10 foot-candles average maintained in warehouse Reserve Storage, 50fc average maintained in the specialty areas and 30fc. average maintained in the main warehouse corridors

–	12-pole lighting contactors to be controlled by the building management system
Emergency Egress Lighting
–	(24) Exit signs

–	Wiring to the fluorescent hi-bays in the established egress aisles to meet 1fc. minimum.

–	(1) 50amp 480vac. Transfer Switch and 60amp 480vac. panel board for egress lighting
Mezzanine Lighting
–	(700) 4’-0” T5 2- lamp electronic fluorescent strip fixtures

–	(2) 8-pole Lighting contactors with single point lighting control
Battery Charging Area
–	(60) 20amp 480vac. battery charger connections

–	(2) 600amp 480vac. underground feeder

–	(5) 600amp 480/277V, 3PH, 4W panel boards to serve 480vac.battery charger
Maintenance Area
–	(10) 15amp 120vac. receptacles

–	(3) 30amp 208vac. receptacle

–	(1) 480vac, 30amp disconnect
Dock Power, Column Receptacles & Misc. PA & RF Receptacles
–	(29) 15amp 120vac. dock receptacles

–	(29) Dock light units

–	(12) 15amp 120vac. receptacles for RF and PA systems

–	(40) 15amp 120vac. column receptacles

–	(29) Dock restraints connections (restraints provided by others)

–	(29) Dock leveler connections

–	(2) 120vac. overhead door connections

–	Duplex receptacles and voice/data rough-in is not included see below allowance

–	The above items are to be fed the low voltage distribution defined under the Distribution Section.
Conveyor Power

Build-A-Bear
December 16, 2005

–	(3) 200amp 480vac. underground feeder

–	(2) 300amp 480vac. underground feeder

–	(1)125amp 480vac. underground trash conveyor connection
Miscellaneous Equipment connections
–	(1) Baler

–	(1) Compactor

–	(3) Shrink Wrap Machines

Generator & UPS System
–	240kw Kohler diesel 480/277vac. 3-phase, 4-wire generator with sub base fuel tank sized to run 24hr at full-load

–	Remote annuciator located at receptionist

–	Install owner furnished 30KVA UPS System
Paging System
–	Warehouse and office paging system, single zone. Warehouse speakers to be mounted underside of bar joist
Voice Data Conduit System
–	Not included
ALLOWANCES
The following is a summary of the allowances included for this project:

Winter Conditions:	$374,000
Landscaping:	$94,440
Exterior Signage:	$5,000
Building Signage:	$20,000
Office Allowance(15,000sf x $35/sf):	$525,000
QUALIFICATIONS & EXCLUSIONS
1)	Factory Mutual or other insurance requirements are excluded.

Build-A-Bear
December 16,2005

2)	Due to the recent escalation in the costs of building materials, this proposal and pricing only remains good until December 31, 2005. If awarded the Contract for this project after that time, Duke Construction will need to verify pricing with all subcontractors and vendors for labor and material rates and adjust the price accordingly.

3)	The Schedule dated December 5, 2005 assumes many critical milestones are met in the Project Delivery for Contract Agreements, Project Design Development, Owner Review and Approvals, Zoning, Building Permitting and Work by Others. Delays in any of these items could compromise the completion dates by at least a day for day basis.

4)	We have included construction costs and schedule time to accommodate reasonable Winter Conditions. However, severe weather conditions may dictate schedule delays or may require excessive construction costs, that are not included, to overcome the delays.

5)	The site will be designed to balance (no import or export of subgrade material is included) and all on-site material is assumed to be suitable for fill areas. All existing topsoil shall remain on-site and will be reused in landscaped areas and earth berms.

6)	Rock excavation using standard ripping techniques is included as part of the base proposal. Blasting, rock sawing, or other special excavation techniques are excluded and will be paid via a Change Order to the Contract.

7)	We assume that there are no on site contaminates or hazardous materials, so remediation for these are not included.

8)	Air compressors, air piping or other process piping is excluded..

9)	Painting of mechanical and electrical piping is excluded.

10)	Installation of tenant equipment is excluded.

11)	Flexible wiring systems will be utilized in concealed spaces and above the bottom cord of the bar joists in the warehouse areas.

12)	Aluminum conductors will be utilized for feeders of 100 amps or larger with the exception of feeders associated with mechanization panels.

13)	CCTV, SECURITY AND DOOR CONTACTS not included.

EXHIBIT D-2
SITE PLAN

EXHIBIT E
Build-A-Bear Distribution Center
ALLOWANCES

Winter Conditions	$374,000
Landscaping	$94,440
Exterior Signage	$5,000
Building Signage	$20,000
Office Allowance (15,000sf x $35/sf)	$525,000

EXHIBIT F
Build-A-Bear Distribution Center
PEAT REMEDIATION
The Design-Builder shall commence removal of peat at the site with the approval and consent of the Owner. Peat will be stripped and stockpiled on site for redistribution at a later date. Suitable soils from other locations on the site will be placed in the areas from which peat is removed to return that portion of the site to the elevation existing prior to the relocation of the removal of the peat. All of these activities shall be considered the Peat Remediation. The Design-Builder shall be responsible for the removal of peat at the Project site and shall not tender any change order request to the Owner for payment for any additional costs incurred or time expended in connection with removing, stripping, stockpiling, and relocating peat or for any additional costs incurred in placing suitable soils in the areas in which the peat is removed or stripped.
Owner and Design-Builder hereby acknowledge that contemporaneously with the execution of this Agreement, the Owner and Duke Realty Ohio, an Indiana general partnership, an affiliate of Design-Builder (“DRO”) are executing a Real Estate Purchase Agreement (the “Purchase Agreement”) for the purchase by Owner of the site upon which the Project is to be located (the “Site”). As of December 16, 2005, the Owner has not had the opportunity to review certain environmental information (“Environmental Report”) that DRO is obligated to furnish to the Owner pursuant to the Purchase Agreement.
Should the Owner terminate or fail to consummate the Real Estate Purchase Agreement for any reason other than as a result of adverse information contained in the Environmental Report or as the result of a default of the Design-Builder under the Agreement, the Owner agrees to pay for the reasonable and necessary costs expended and incurred in the Peat Remediation. The Peat Remediation costs are in addition to those costs included in the Indemnification Agreement dated December 1, 2005 executed by Barry Erdos on behalf of the Owner. The Design-Builder shall mitigate its damages.

Exhibit G

Mark Ford	Architect
Ford & Associates Architects, Inc.
1500 W. First Avenue
Columbus, Ohio 43212 mford@fordarchitects.com

Jim Whitacre	Civil Engineer
Advanced Civil Design
4605 Morse Rd.
Suite 101
Columbus OH 43230 iwhitacre@advancedcivildesign.com

Todd Faris	Landscape Design
Faris Planning and Design
855 Grandview Ave, Suite 230
Columbus, OH 43215
tfaris@farisplanninqanddesign.com

Mike Marinaro	Structural Engineer
PE Group
136 South 9th St
Suite 106
Noblesville, IN 46060 mpmarinaro@ pegroup.us

Ron Martin	Design / Build Fire Protection
Dalmatian Fire Protection
7719 Graphics Way, Ste. G
Lewis Center, Ohio
rmartin@dalmatianfire.net

David Steck	Design / Build Mechanical
Wat – Kem
P.O. Box 1264
Dayton, Ohio 45401-1264
dsteck@watkem.com

Steve Lawerence	Design / Build Electrical
Denier Electric Co., Inc.
4000 Gantz Road, Suite C
Grove City, OH 43123
slawrence@denier.com